UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material under § 240.14a-12
L.B. FOSTER COMPANY
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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L.B. FOSTER COMPANY 415 Holiday Drive, Suite 100 Pittsburgh, Pennsylvania 15220
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 25, 2023
To Our Shareholders:
L.B. Foster Company (the “Company”) will hold its Annual Meeting of Shareholders in a virtual-only format on Thursday, May 25, 2023, at 8:30 AM, Eastern Daylight Time (the “Annual Meeting” or the “Meeting”). You will not be able to attend the Meeting in person. We believe that hosting a virtual Annual Meeting enables greater shareholder attendance and participation from any location around the world, improves meeting efficiency and our ability to communicate effectively with our shareholders, and reduces the cost and environmental impact of the Meeting. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/FSTR2023 you must enter the control number found on your proxy card, voting instruction form, or Notice of Internet Availability of Proxy Materials (the “Notice”) you previously received. Once admitted to the Meeting, you may vote during the Annual Meeting, submit questions, and view the list of shareholders entitled to vote by following the instructions available on the Meeting website. The Meeting will be held for the purposes of:
1.	Election of a board of seven directors for one-year terms;
2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2023;
3.	Advisory approval of the compensation paid to the Company’s named executive officers in 2022; and
4.	Advisory approval of the frequency of future advisory votes on the compensation paid to the Company’s named executive officers.
Shareholders will also be asked to consider and act upon such other business that properly comes before the Annual Meeting.
Shareholders are cordially invited to attend the Annual Meeting. Only holders of record of Company common stock at the close of business on March 23, 2023 will be entitled to vote at the Annual Meeting or at any adjournment or postponement thereof.
U.S. Securities and Exchange Commission rules allow companies to furnish proxy materials to their shareholders over the Internet. This process expedites shareholder receipt of proxy materials and lowers the cost of our Annual Meeting. On or about April 14, 2023, we released to our shareholders a Notice containing instructions on how to access our 2023 Proxy Statement and 2022 Annual Report and how to cast your vote. The Notice also includes instructions on how to receive a paper copy of the Annual Meeting materials.
Your vote is important. Whether you plan to attend the Annual Meeting or not, we hope you will vote your shares as soon as possible. Please sign, date, and return your proxy card or voting instruction form or vote by telephone or via the Internet; instructions are included on the Notice, proxy card, and voting instruction form.

Patrick J. Guinee
Pittsburgh, Pennsylvania	Senior Vice President, General Counsel and
April 14, 2023	Corporate Secretary

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “strive,” “seek,” “aim,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this Proxy Statement are based on management’s current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, L.B. Foster Company’s (the “Company’s”) expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources, and results of operations and decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, including risks related to our ability to execute on our strategies or achieve expectations related to environmental, social, and governance (“ESG”) goals and matters, including as a result of evolving legal, regulatory, and other standards, processes, and assumptions, the pace of scientific and technological developments, increased costs, the availability of requisite financing, and changes in carbon market, and other risks. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The forward-looking statements in this Proxy Statement are made as of the date of this Proxy Statement and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by the federal securities laws.
ii

L.B. FOSTER COMPANY
PROXY STATEMENT
GENERAL INFORMATION
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of L.B. Foster Company (the “Company”) to be voted at the May 25, 2023 Annual Meeting of Shareholders and at any adjournment or postponement thereof (the “Annual Meeting” or the “Meeting”). This Proxy Statement, the Notice of Internet Availability of Proxy Materials, the proxy card, and our 2022 Annual Report to Shareholders were each made available to shareholders on the Internet, free of charge, at www.proxyvote.com or mailed on or about April 14, 2023.
At the close of business on March 23, 2023, the record date for entitlement to vote at the Meeting (the “Record Date”), there were 11,072,943 shares of common stock outstanding. Only holders of record of our common stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting or at any adjournment or postponement thereof. Such shareholders will have one vote for each share held on that date.
The presence, in person or by proxy, of the shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a matter to be acted on at the Annual Meeting will constitute a quorum. Where a shareholder’s proxy or ballot is properly executed and returned but does not provide voting instructions, the shares of such shareholder will nevertheless be counted as being present at the Meeting for the purpose of determining a quorum. Abstentions and “broker non-votes” (as described below) will be counted for purposes of determining a quorum.
If your shares are held in “street name” (i.e., held for your account by a broker or other nominee), you should receive instructions from the holder of record on voting your shares. If a shareholder holds shares beneficially in street name and does not provide the shareholder’s broker with voting instructions, such shares may be treated as “broker non-votes.” Generally, broker non-votes occur when a broker is not permitted to vote on a particular matter without instructions from the beneficial owner and instructions have not been given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as the election of directors and executive compensation matters (for purposes of this Proxy Statement, Proposals 1, 3, and 4), although they may vote their clients’ shares on “routine” proposals, such as the ratification of the independent registered public accounting firm (for purposes of this Proxy Statement, Proposal 2). In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.
Directors will be elected by a plurality of the votes cast by the holders of the shares voting in person or represented by proxy at the Meeting. Only votes FOR or WITHHELD the election of each director nominee under Proposal 1 count as votes cast. Broker non-votes and withhold votes are not considered to be votes cast for each director nominee under Proposal 1 and will have no effect on the vote. Our common stock does not have cumulative voting rights in the election of directors.
The Audit Committee of the Board has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2023. The affirmative vote of a majority of the votes cast by the Company’s shareholders entitled to vote shall ratify this appointment. Only votes FOR or AGAINST this proposal count as votes cast. Abstentions are not considered to be votes cast on this proposal. Brokers have discretion to vote on this item.
The advisory approval of the compensation paid to the Company’s named executive officers in 2022 as reported in this Proxy Statement will be determined by the affirmative vote of a majority of the votes cast by the Company’s shareholders entitled to vote. Only votes FOR or AGAINST this proposal count as votes cast. Abstentions and broker non-votes are not considered to be votes cast on this proposal.
The advisory approval on the frequency of future advisory votes on compensation paid to the Company’s named executive officers will be determined whereby the frequency (one, two, or three years) receiving a plurality of votes cast at the Annual Meeting will be deemed the action of the shareholders. Shareholders may vote 1 YEAR, 2 YEARS, or 3 YEARS, or ABSTAIN from voting. Abstentions and broker non-votes are not considered to be votes cast on this proposal. The Board expects to be guided by the voting option that receives the greatest number of votes, even if that alternative does not receive a majority vote.
If you are a shareholder of record and your form of proxy is properly executed and returned, it will be voted as directed. If no directions are given, the proxy will be voted FOR the election of each of the seven director nominees named herein for one-year terms; FOR the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2023; FOR the advisory approval of the compensation paid to the Company’s named executive officers in 2022; and FOR 1 YEAR for the advisory approval of frequency of future advisory votes on executive compensation. The proxy grants discretionary authority to vote on other matters that properly come before the Annual Meeting (including to adjourn the Meeting) to Raymond T. Betler, Chair of the Board of Directors, and John F. Kasel, President and Chief Executive Officer (“CEO”) of the Company.
The voting instruction form also serves as the voting instructions for the trustees who hold shares of record for participants in the Company’s 401(k) plans. If voting instructions representing shares in the Company’s 401(k) plans are received, but no indication is provided as to how those shares are to be voted, the shares will be counted as being present at the Annual Meeting and will count toward achievement of a quorum. If voting instructions as to the shares in the Company’s 401(k) plans are not received, those shares will be voted in the same proportion as shares in the 401(k) plans for which voting instructions were received.
The cost of soliciting proxies will be borne by the Company. Officers or employees of the Company may solicit proxies by mail, telephone, email, or facsimile. The Company has retained Laurel Hill Advisory Group, LLC for the solicitation of proxies and will pay its fee of $7,000.00 plus reasonable out-of-pocket expenses.
If you are a shareholder of record, you may vote your shares of Company common stock by telephone, through the Internet, or by mail in advance of the Annual Meeting. You may also vote your shares electronically at the Meeting. Please see the Notice of Internet Availability of Proxy Materials for instructions on how to access the proxy materials and how to cast your vote.
If you are a beneficial owner of shares held in “street name” through a broker, bank, or other intermediary, you may vote by returning your voting instruction card, or by following the instructions for voting via telephone or the Internet, as provided by the bank, broker, or other intermediary. You may also vote your shares electronically during the Annual Meeting. If you own shares in different accounts or in more than one name, you may receive different voting instructions for each type of ownership. Please vote all of your shares.
If you are a participant in the Company’s 401(k) plans, you must vote your shares in advance of the Annual Meeting using one of the methods described above for shareholders of record. Participants in the Company’s 401(k) plans may attend the Annual Meeting but will not be able to vote shares held in such plans electronically online during the Annual Meeting.
The Annual Meeting will be held in a virtual-only format. You will not be able to attend the Meeting in person. We have designed the virtual Annual Meeting to provide substantially the same opportunities to participate as you would have at an in-person meeting. To be admitted to the Annual Meeting, please log in to www.virtualshareholdermeeting.com/FSTR2023 where you must enter the control number found on your proxy card, voting instruction form, or Notice of Internet Availability you previously received. Once admitted to the Meeting, you may vote during the Annual Meeting, submit questions, and view the list of shareholders entitled to vote by following the instructions available on the Meeting website. If you have already voted by Internet, phone, or mail prior to accessing the Meeting, you do not need to vote again. Voting online during the Annual Meeting will revoke any prior votes.
The virtual Annual Meeting platform is fully supported across browsers (Edge, Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Shareholders should confirm that they have a strong internet connection if they intend to attend the Annual Meeting. Attendees should allow plenty of time to log in prior to the start of the Annual Meeting.
The virtual Annual Meeting format allows shareholders to communicate with us during the Annual Meeting so they can ask questions of our management and Board, as appropriate. If you wish to submit a question during the Annual Meeting, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/FSTR2023, typing your question into the “Ask a Question” field, and clicking “Submit.”

Questions pertinent to the Annual Meeting will be answered in the Question and Answer session during the Annual Meeting, subject to time constraints. Any such questions that cannot be answered during the Annual Meeting due to time constraints will be posted and answered on the Company’s investor relations website, lbfostercompany.gcs-web.com under the “Governance” tab, as soon as practicable after the Annual Meeting.
Votes submitted via the Internet, by telephone, or by mail must be received by 11:59 PM EDT, on May 24, 2023. If you are a participant in the Company’s 401(k) plans, you must vote your shares two days in advance of the Annual Meeting using one of the methods described above for shareholders of record. Participants in the Company’s 401(k) plans may attend the Annual Meeting but will not be able to vote shares held in such plans electronically online during the Annual Meeting. Submitting your vote via the Internet, by telephone, or by mail will not affect your right to vote in person should you decide to attend the Annual Meeting virtually. You may change your vote or revoke your proxy at any time by submitting a valid, subsequent vote by telephone or through the Internet, by submitting another properly signed proxy which bears a later date, or voting electronically during the Annual Meeting. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy; you must also vote your shares.
If you encounter any technical difficulties in accessing the virtual Meeting, please call the technical support number that will be posted on the virtual shareholder meeting login page at www.virtualshareholdermeeting.com/FSTR2023. Technical support will be available beginning approximately 15 minutes prior to the start of the Annual Meeting through its conclusion.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS
The first proposal item to be voted on is the election of seven directors for one-year terms. The Board of Directors has nominated the following seven people to serve as directors. Messrs. Betler, Jungé, Kasel, Kunz, and Thompson and Mses. Lee and Owen are currently serving as directors of the Company. Each director who is elected will hold office until the next annual meeting and generally until the director’s successor is elected and qualified. Information concerning the nominees is set forth below with brief descriptions of each nominee’s qualifications to serve on the Company’s Board of Directors:
Nominee
Raymond T. Betler
Mr. Betler, age 67, has been a director of the Company since 2020. From 2014 until his retirement in 2019, he was President and Chief Executive Officer of Westinghouse Air Brake Technologies d/b/a Wabtec Corporation (“Wabtec”), which manufactures locomotives and components for locomotives, freight cars, and passenger transit vehicles and provides aftermarket services. At Wabtec, he previously served as President and Chief Operating Officer from 2013 to 2014, as Chief Operating Officer from 2010 to 2013, and as Vice President and Group Executive of the Transit Group from 2008 to 2010. Prior to Wabtec, he worked at Westinghouse Transportation and its predecessors AEG Westinghouse Transportation, ABB Daimler Benz Transportation – Adtranz, Daimler Benz Rail Systems, and Bombardier Transportation, since 1979; Mr. Betler served as President and CEO for 15 years during his 30 year tenure with this global company. Mr. Betler was a Director of CNX Midstream Partners LP from 2017 to 2020, where he served on the audit committee, and he has been a Director of Dollar Bank since 2006, where he serves on the executive, audit, nomination and governance, and compensation committees.

Qualifications. We believe that Mr. Betler is qualified to serve as a director of the Company because of his public company CEO experience, valuable understanding of the rail, transportation, and energy industries, and experience in compensation and corporate governance matters.

Dirk Jungé
Mr. Jungé, age 74, has been a director of the Company since 2015. He was the Chairman of Pitcairn Company, a private Pitcairn family holding company, and Pitcairn Trust Company, a Pennsylvania state-chartered trust company, from 1991 until his retirement in 2019. Until 2012, he served as Chief Executive Officer of Pitcairn, a recognized global leader in the specialized family office marketplace, and has overseen investments in oil and gas and drilling partnerships. Since 2000, he has served as a director of Paramount Resources, Ltd., a public Canadian energy company, with assignments on the corporate governance committee since 2003 and the environmental, health & safety committee since 2011, which he currently chairs. From 2013 to 2019, he served on the Board of Directors of Freeman Company, a privately-held company and a leader in face-to-face marketing, where he previously chaired its compensation committee. Mr. Jungé is also a credentialed Chartered Financial Analyst. Since 2012, he has served as a member of the Aviation Council of Pennsylvania.

Qualifications. We believe that Mr. Jungé is qualified to serve as a director because of his years of business experience, including in public and private enterprises and in the energy sector, as well as his familiarity with strategic planning, risk management, compensation, finance, and governance matters, which enable him to make a valuable contribution to the Board’s business and compliance oversight functions. In particular, Mr. Jungé draws on his outside public company experience with environmental, health, and safety oversight in chairing the Company’s new select ad hoc Corporate Responsibility Committee.

John F. Kasel
Mr. Kasel, age 58, has been a director of the Company since 2021 when he was appointed President and Chief Executive Officer. He joined the Company in 2003 and served as Vice President – Operations and Manufacturing until 2005, introducing LEAN manufacturing and other advancements which improved operating efficiency and reliability. Mr. Kasel most recently served as Senior Vice President and Chief Operating Officer from 2019 to 2021; Senior Vice President – Rail & Construction from 2017 to 2019; Senior Vice President – Rail Products & Services from 2012 to 2017; and Senior Vice President – Operations and Manufacturing from 2005 to 2012. Prior to joining the Company, Mr. Kasel served as Vice President of Operations for Mammoth, Inc., a Nortek company which produces HVAC systems, from 2000 to 2003. He has served as a director of The Allegheny Conference on Community Development, a nonprofit, private sector organization committted to improving the economic future of the Pittsburgh, Pennsylvania region, since March 2023.

Qualifications. We believe that Mr. Kasel is qualified to serve as a director because of his detailed knowledge of the Company’s operations, markets, and strategy; deep operational experience including LEAN manufacturing both at the Company and other corporations; and familiarity with the Company’s international presence and M&A transactions.

John E. Kunz
Mr. Kunz, 58, has been a director of the Company since 2022 and was formerly Senior Vice President and Chief Financial Officer of PGT Innovations, Inc. a national leader in premium windows and doors, from January 2022 to March 2023. Prior to that he served as Senior Vice President and Chief Financial Officer of U.S. Concrete, Inc., a concrete and aggregate products producer serving the construction and building materials industries, from 2017 to 2021. From 2015 to 2017, Mr. Kunz served as Vice President and Controller of Tenneco Inc., a global manufacturer of automotive emission control and ride control systems. In that role he served as the company’s principal accounting officer with responsibility for the company’s corporate accounting and financial reporting globally. Prior to that, Mr. Kunz served as Tenneco’s Vice President, Treasurer and Tax, a position he held since July 2006, preceded by his position as Tenneco’s Vice President and Treasurer, which he held from 2004 until 2006. Prior to his employment with Tenneco, Mr. Kunz was the Vice President and Treasurer of Great Lakes Chemical Corporation, a position he held from 2001 until 2004, after holding several finance positions of increasing responsibility at Great Lakes, beginning in 1999. Mr. Kunz was a director of Wabash National Corporation, a leader of engineered solutions for the transportation, logistics, and distribution industries, from 2011 to 2022, where he previously served as chair of its audit committee, a member of the finance committee, and chair of the compensation committee.

Qualifications. We believe that Mr. Kunz is qualified to serve as a director due to his deep experience with concrete and aggregates products manufacturing serving the building products sector, financial and accounting expertise, and 12 years of public company board experience, including as chair of both an audit committee and a compensation committee. Mr. Kunz is an audit committee financial expert and brings a strong business and financial perspective to the Board to help drive shareholder value.

Janet Lee
Ms. Lee, age 59, has been a director of the Company since 2023. She currently serves as Senior Vice President, General Counsel & Secretary of ANSYS, Inc., a software company, a position she has held since 2023; she was Vice President, General Counsel & Secretary of ANSYS from 2017 through 2022. From 2010 to 2017, Ms. Lee was Vice President, Legal and Intellectual Property for HERE Technologies North America, a privately-held location and mapping company then-owned by BMW, Audi, and Daimler. Ms. Lee functioned as the Director of Nokia Research Center, Legal and Intellectual Property for Nokia Corporation from 2007 to 2010; Assistant General Counsel of America Online, Inc. from 1999 to 2007; corporate and M&A attorney for Cooley Godward, LLP from 1996 to 1999; General Counsel of Renaissance Group, a full-service investment bank in the Russian Federation, from 1995 to 1996; and attorney at Clifford Chance in Russia from 1993 to 1995 and at Paul Weiss, Rifkind, Wharton & Garrison from 1991 to 1993.

Qualifications. We believe that Ms. Lee is qualified to serve as a director of the Company because she brings a wide range of knowledge and skills to the Board, honed through more than three decades of legal experience in both private practice and in global, public companies. In her current role, Ms. Lee has been part of a team that has overseen corporate growth from a smaller public company to a member of the Nasdaq 100; she is responsible for transactions support, product and regulatory compliance, cybersecurity, litigation, intellectual property protection, enterprise risk management, business continuity and crisis management, ethics training and investigations, data privacy, government relations, ESG matters, and employment legal support including European labor union matters. Ms. Lee brings a diverse perspective and insight to the Board.

Diane B. Owen
Ms. Owen, age 67, has been a director of the Company since 2002. From 2014 to 2019, she served as an independent Board member and internal control committee chair of Elliott Group Holdings, a subsidiary of Ebara Corporation, an international company that manufactures and services industrial equipment. She was Senior Vice President – Corporate Audit of H.J. Heinz Company, an international food company, from 2010 until her retirement in 2013 and was Vice President - Corporate Audit of H.J. Heinz Company from 2000 to 2010.

Qualifications. We believe that Ms. Owen is qualified to serve as a director of the Company due to her over 30 years of business experience, particularly in accounting and finance. Ms. Owen has played a critical role as an audit committee financial expert and former Chair of our Audit Committee. In addition, Ms. Owen’s extensive global business experience enables her to provide valuable insights to the Company in its international business interests and issues.

Bruce E. Thompson
Mr. Thompson, age 64, has been a director of the Company since 2022 and is President of Hospitality Development Company Group, a hotel development, management, and ownership business with several Marriott franchise hotels in operation, a position he has held since 2021. From 2019 to 2020, Mr. Thompson served as Vice President and Chief Separation Officer at Arconic Inc., an industrial company specializing in lightweight metals engineering and manufacturing, leading the split of Arconic’s rolled aluminum and multi-material engineered products businesses. He previously served as Vice President—Internal Audit at Arconic Inc. from 2016 to 2019. Prior to its separation into two public companies, Arconic Inc. and Alcoa Corporation, in 2016, Mr. Thompson served in various roles at Alcoa Inc., an aluminum industry pioneer and global leader in lightweight metals technology, engineering, and manufacturing, including as Vice President—Internal Audit from 2015 to 2016, Vice President—Business Analysis and Planning from 2014 to 2015, and Director—Business Analysis and Planning from 2011 to 2014. Before joining Alcoa, Inc., Mr. Thompson was Vice President – Finance of Johnson Controls, Inc., a multinational conglomerate with HVAC, refrigeration, and security controls and equipment, as well as automotive businesses, from 2006 to 2011. From 2002 to 2005, he was the Chief Financial Officer of VITEC, LLC, a manufacturer and supplier of automotive fuel delivery systems. Prior to VITEC, Mr. Thompson held finance and cross-functional positions of increasing responsibility at Ford Motor Company and Midwest Stamping Company between 1993 and 2001. He is a trustee of Howard University and a former board member and chair of the National Black MBA Association between 2011 and 2020.

Qualifications. We believe that Mr. Thompson is qualified to serve as a director due to his decades of business experience in audit, accounting and finance, operations, marketing, and corporate strategy. He plays a critical role as a Board audit committee financial expert and Chair of our Audit Committee. In addition to his vast business leadership experience, Mr. Thompson brings a diverse perspective and insight to the Board to help drive shareholder value.

The Board nominated the foregoing nominees based upon the recommendation of the Nomination and Governance Committee. The nominees have expressed their willingness to serve as directors, if elected. However, should any of the nominees be unavailable for election, the proxies (except for proxies that withhold authority to vote for directors) will be voted for such substitute nominee or nominees as may be chosen by the Board, or the number of directors may be reduced by appropriate action of the Board.
The Board of Directors recommends that you vote “FOR” each of the foregoing nominees.
PROPOSAL NO. 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
Ernst & Young LLP has been appointed by the Audit Committee of the Board as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Although the Audit Committee has the sole authority to appoint the Company’s independent registered public accounting firm, as a matter of good corporate governance, the Board is seeking shareholder ratification of this appointment. If the shareholders fail to ratify the selection, the Audit Committee will take this into consideration. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different firm at any time if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders. Representatives of Ernst & Young are expected to be in attendance at the Annual Meeting to respond to appropriate questions from shareholders and will have an opportunity to make a statement if they so desire.
The Board of Directors recommends that you vote “FOR” the ratification of Ernst & Young LLP’s appointment as the Company’s independent registered public accounting firm for fiscal year 2023.

PROPOSAL NO. 3 – ADVISORY APPROVAL OF THE COMPENSATION PAID TO THE
COMPANY’S NAMED EXECUTIVE OFFICERS IN 2022
At the Company’s 2011 and 2017 Annual Meetings, upon recommendation by the Board of Directors, shareholders voted to hold an advisory vote on executive compensation every year. Accordingly, the Company has determined to submit an advisory vote on our executive compensation program to shareholders at each annual meeting until a new advisory vote on the frequency of such advisory votes on executive compensation is held. Subject to this year’s advisory vote on the frequency of future advisory votes on executive compensation (Proposal 4), we anticipate continuing to hold an advisory vote on the compensation paid to the Company’s named executive officers on an annual basis, with the next one occurring in 2024.
The following proposal gives our shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation paid to our named executive officers in 2022, as described in this Proxy Statement, and is non-binding upon the Company, our Board, or the Compensation Committee of the Board. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and our compensation philosophy, policies, and practices, as disclosed under the “Executive Compensation” section of this Proxy Statement. We are providing this vote as required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we are asking our shareholders to vote “FOR” the adoption of the following resolution:
“RESOLVED, that the compensation paid to the named executive officers of L.B. Foster Company (the “Company”), as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion in the Company’s Proxy Statement for the 2023 Annual Meeting of Shareholders under the heading entitled ‘Executive Compensation,’ is hereby approved.”
The Company’s compensation programs are centered on a pay-for-performance culture and are designed to be strongly aligned with the long-term interests of shareholders. The Company’s goal for its executive compensation program is to reward executives who provide leadership for, and contribute to, the Company’s financial success.
While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Company, our Board, or the Compensation Committee of the Board.
The Board of Directors recommends that you vote “FOR” the advisory approval of the compensation paid to the Company’s named executive officers in 2022, as reported in this Proxy Statement.
PROPOSAL 4 – ADVISORY APPROVAL OF THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS
In addition to the advisory vote on the compensation paid to the Company’s named executive officers (Proposal 3), Section 14A of the Exchange Act also requires that we provide an opportunity for our shareholders to indicate how frequently we should hold the advisory vote on the compensation paid to our named executive officers. This “frequency” vote is required to be held at least once every six years. We last held a frequency vote at our 2017 Annual Meeting. At that meeting, our shareholders voted in favor of holding annual advisory votes on the compensation of our named executive officers, and we have held annual votes since then. It is expected that the next frequency vote will occur at our 2029 Annual Meeting.
After careful consideration, the Board of Directors believes we should continue to hold annual advisory votes on the compensation paid to the named executive officers. The Board believes that an annual vote will continue to allow our shareholders to provide us with timely input on our executive compensation philosophy, policies, and programs.
You may cast your vote on your preferred voting frequency by choosing the option of one year, two years or three years, or you may abstain from voting. Although this vote is advisory and not binding, the Board, the Compensation Committee, and the Company highly value the opinions of our shareholders and will consider the outcome of this vote when determining the frequency of future shareholder votes on the compensation paid to the named executive officers. The Board expects to be guided by the voting option that receives the greatest number of votes, even if that alternative does not receive a majority vote.
The Board of Directors recommends you vote for “1 YEAR” on Proposal 4 relating to the advisory approval of the frequency of the advisory vote on the compensation paid to the Company’s named executive officers.

STOCK OWNERSHIP
The following table shows the number of shares of common stock beneficially owned on the Record Date by:
•	each person who has reported beneficial ownership of more than 5% of the Company’s common stock;
•	each current director and nominee for director;
•	each Named Executive Officer (“NEO”) included in the Summary Compensation Table on page 39; and
•	all directors and executive officers as a group.
Information concerning persons we know to be the beneficial owners of more than 5% of the Company’s outstanding common stock is based upon reports filed with the Securities and Exchange Commission (“SEC”).
Stock Ownership	Number of Shares Owned(a)	Percent of Shares(b)(c)
More Than 5% Shareholders:
GAMCO Investors, Inc. (as defined below)(d)	1,111,829	10.0%
22NW, LP(e)	1,026,206	9.3%
Dimensional Fund Advisors LP(f)	682,881	6.2%
Brandes Investment Partners, L.P.(g)	678,603	6.1%
The Vanguard Group(h)	582,465	5.3%

Current Directors and Nominees for Director:
Raymond T. Betler (Chair)	16,897	*
Dirk Jungé	20,443	*
John F. Kasel (CEO)	130,769	1.2%
John Kunz	5,730	*
Janet Lee	2,388	*
Diane B. Owen	62,548	*
Bruce E. Thompson	5,730	*

Named Executive Officers (other than the current CEO)
Patrick J. Guinee	54,770	*
Brian H. Kelly	60,775	*
Gregory W. Lippard	49,606	*
William M. Thalman	39,981	*

All Directors and Executive Officers as a Group (16 persons)	539,981	4.9%
*	Less than 1% of the Company’s common stock outstanding on March 23, 2023.
(a)
This column shows the number of shares with respect to which the named person or group had direct or indirect sole or shared voting or investment power. Unless otherwise noted in the footnotes, each director and NEO has sole voting and investment power with respect to their shares. The column also includes the shares allocated to accounts in the 401(k) plan maintained by the Company (11,408 for Mr. Kasel, 0 for Mr. Thalman, 0 for Mr. Guinee, 531 for Mr. Kelly, 1,531 for Mr. Lippard, and 7,879 for all directors and other executive officers as a group). Mr. Jungé’s holdings include 14,713 shares held in trust. As of May 2017, all Directors were permitted to elect to receive their quarterly cash fees and annual stock award in deferred stock units that would vest six months after their date of separation from the Board. The shareholdings reflected in this column do not include any deferred stock units, which may not be settled for shares of common stock until six months after termination of service from the Board and confer no voting or other shareholder rights upon the director. The deferred stock unit holdings are as follows: Mr. Jungé 18,433 deferred units.

(b)
For Directors and Executive Officers, the percentages in this column are based on the assumption that any shares which the named person has the right to acquire within 60 days after the Record Date have been acquired and are outstanding.

(c)	Based on shares of the Company’s common stock outstanding on March 23, 2023.
(d)
The information is based on a Schedule 13D/A filed jointly by GGCP Inc, Teton Advisors, LLC, Gabelli Funds, LLC, GAMCO Investors, Inc., Associated Capital Group, Inc., GAMCO Asset Management Inc., and Mario J. Gabelli (collectively, “GAMCO Investors, Inc.”) with the SEC on February 17, 2023, reporting beneficial ownership as of February 16, 2023. Gabelli Funds, LLC reported sole voting power with respect to 148,771 shares, sole dispositive power with respect to 148,771 shares, shared voting power with respect to 0 shares, and shared dispositive power with respect to 0 shares. GAMCO Asset Management Inc., reported sole voting power with respect to 806,070 shares, sole dispositive power with respect to 810,070 shares, shared voting power with respect to 0 shares, and shared dispositive power with respect to 0 shares. Teton Advisors, LLC, reported sole voting power with respect to 152,279 shares, sole dispositive power with respect to 152,279 shares, shared voting power with respect to 0 shares, and shared dispositive power with respect to 0 shares. Associated Capital Group, Inc., reported sole voting power with respect to 709 shares, sole dispositive power with respect to 709 shares, shared voting power with respect to 0 shares, and shared dispositive power with respect to 0 shares. GGCP, Inc., GAMCO Investors, Inc., and Mario J. Gabelli reported sole voting power with respect to 0 shares, sole dispositive power with respect to 0 shares, shared voting power with respect to 0 shares, and shared dispositive power with respect to 0 shares. The address for the reporting person is One Corporate Center, Rye, New York 10580-1435.
(e)
The information is based on Amendment No. 1 to the Schedule 13D filed jointly by 22NW Fund, LP, 22NW, LP, 22NW Fund GP, LLC, 22NW GP, Inc., Aron R. English, Bryson O. Hirai-Hadley, and Alexander B. Jones (each a “22NW Investor” and collectively, “22NW”), on April 7, 2023 and reporting beneficial ownership as of such same date. Each of 22NW, Fund, LP 22NW, LP, 22NW Fund GP, LLC and 22NW GP, Inc. reported that it has sole voting power with respect to 1,023,235 shares, sole dispositive power with respect to 1,023,235 shares, shared voting power with respect to 0 shares and shared dispositive power with respect to 0 shares. Aron R. English reported that he has sole voting power with respect to 1,024,140 shares, sole dispositive power with respect to 1,024,140 shares, shared voting power with respect to 0 shares, and shared dispositive power with respect to 0 shares. Bryson O. Hirai-Hadley reported that he has sole voting power with respect to 991 shares, sole dispositive power with respect to 991 shares, shared voting power with respect to 0 shares, and shared dispositive power with respect to 0 shares. Alexander B. Jones reported that he has sole voting power with respect to 1,075 shares, sole dispositive power with respect to 1,075 shares, shared voting power with respect to 0 shares, and shared dispositive power with respect to 0 shares. The address of the principal office of each of the Reporting Persons is 1455 NW Leary Way, Suite 400, Seattle, WA, 98107. On April 6, 2023, each of the 22NW Investors entered into the Cooperation Agreement with the Company. Among other matters, the Cooperation Agreement requires each of the 22NW Investors, during the pendency of the Standstill Period defined therein, to take certain actions, including to vote, or cause to be voted, all shares of common stock beneficially owned by each of the 22NW Investors in favor of (a) each of the directors nominated by the Board and recommended by the Board in the election of directors (and not in favor of any other nominees to serve on the Board), and (b) each of the shareholder proposals listed on the Company’s proxy card or voting instruction form as identified in the Company’s proxy statement in accordance with the Board’s recommendations, including in favor of all other matters recommended for shareholder approval by the Board, subject to certain exceptions contained therein. Additionally, subject to the terms and limitations of the Cooperation Agreement, the Company has agreed to appoint Mr. Alexander B. Jones to serve as a non-voting observer to the Board and its committees. For additional information regarding the Cooperation Agreement, see “Cooperation Agreement with 22NW Fund, LP et. al” in the “Corporate Governance” section.

(f)
The information is based on a Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 10, 2023, reporting beneficial ownership as of December 30, 2022. Dimensional Fund Advisors LP reported that it has sole voting power with respect to 667,156 shares, sole dispositive power with respect to 682,881 shares, and shared voting or dispositive power with respect to 0 shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The address for the reporting person is 6300 Bee Cave Road, Building One, Austin, TX 78746.

(g)
The information is based on a Schedule 13G filed jointly by Brandes Investment Partners, L.P., CO-GP, LLC, Brandes Worldwide Holdings, L.P., and Glenn Carlson with the SEC on February 13, 2023, reporting beneficial ownership as of December 31, 2022. Brandes Investment Partners, L.P. reported that it has sole voting power with respect to 0 shares, sole dispositive power with respect to 0 shares, shared voting power with respect to 316,879 shares, and shared dispositive power with respect to 678,603 shares. CO-GP, LLC reported that it has sole voting power with respect to 0 shares, sole dispositive power with respect to 0 shares, shared voting power with respect to 316,879 shares, and shared dispositive power with respect to 678,603 shares. Brandes Worldwide Holdings, L.P. reported that it has sole sole voting power respect to 0 shares, sole dispositive power with respect to 0 shares, shared voting power with respect to 316,879 shares, and shared dispositive power with respect to 678,603 shares. Glenn Carlson has sole voting power with respect to 0 shares, sole dispositive power with respect to 0 shares, shared voting power with respect to 316,879 shares, and shared dispositive power with respect to 678,603 shares. Brandes Investment Partners, L.P. is an investment adviser registered under the Investment Advisors Act of 1940. The address for the reporting person is 4275 Executive Square, 5th Floor, LaJolla, CA 92037.

(h)
The information is based on a Schedule 13G filed by The Vanguard Group with the SEC on February 9, 2023, reporting beneficial ownership as of December 30, 2022. The Vanguard Group reported that is has sole voting power with respect to 0 shares, sole dispositive power with respect to 577,984 shares, shared voting power with respect to 0 shares, and shared dispositive power with respect to 4,481 shares. The address for the reporting person is 100 Vanguard Boulevard, Malvern, PA 19355.

DIRECTOR COMPENSATION – 2022
The following table sets forth our non-employee director compensation for 2022. Directors who are also employees of the Company do not receive any consideration for their service on the Board.
Name	Fees Earned or Paid in Cash ($)[1,2]	Stock Awards ($)[3]	Total ($)
Raymond T. Betler	94,780	75,000	169,780
Lee B. Foster II*	50,769	0	50,769
Dirk Jungé	60,000	75,000	135,000
John E. Kunz	37,022	75,000	112,022
Diane B. Owen	70,000	75,000	145,000
Robert S. Purgason*	70,258	75,000	145,258
William H. Rackoff*	50,000	75,000	125,000
Suzanne B. Rowland*	66,000	75,000	141,000
Bruce E. Thompson	34,780	75,000	109,780
Bradley S. Vizi*	25,385	0	25,385
*
Ms. Lee is not included in the table because she did not serve on the Board during calendar year 2022. In the case of Messrs. Foster, Purgason, Rackoff, and Vizi, and Ms. Rowland, the fees included in the table reflect their respective periods of service on the Board during calendar year 2022.

1
On February 22, 2018, the Board approved an annual cash retainer fee of $60,000 for each non-employee director, and the following additional annual director retainer fees: Chairman of the Board, $60,000; Chair of Compensation Committee, $12,500; Chair of Audit Committee, $10,000; and Chair of Nomination and Governance Committee, $6,000. This compensation was initially adjusted in February 2020, but after consideration of the potential impact of the COVID-19 pandemic on the Company’s operations, the cash retainer increase was rescinded in March 2020 and cash compensation remained unchanged in 2020, 2021, and 2022. In 2022, the Board established a select ad hoc Corporate Responsibility Committee but its members received no additional cash or equity compensation for service thereon.

2
On May 1, 2017, the Board approved the Non-Employee Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”), which permits participants to elect to defer receipt of their cash and/or equity compensation to a date that is six months after separation from the Board. Since February 25, 2016, non-employee directors have been permitted to make discretionary elections to receive annual cash retainer fees in fully-vested shares of common stock on a quarterly basis or in quarterly installments of cash. Under the Director Deferred Compensation Plan, in lieu of receiving cash fees on a quarterly basis, non-employee directors may make an irrevocable election for each Board year (commencing on the date of each Annual Meeting of Shareholders through the following Annual Meeting of Shareholders) to receive, at his or her sole discretion, all of such director’s annual cash retainer fees in the form of either (i) fully-vested common stock, (ii) deferred stock units, or (iii) deferred cash. The cash retainer is divided by four and either (i) with respect to fully-vested common stock, issued on each quarterly payment date, with the number of shares determined by dividing the applicable quarterly cash retainer fee by the closing market price per share of the Company’s common stock; (ii) with respect to deferred stock units, determined by dividing the applicable quarterly cash retainer fee by the closing market price per share of the Company’s common stock and crediting that number of units to the director’s deferred stock account; or (iii) credited to a deferred cash account with interest calculated at the U.S. Prime Rate. Commencing on the date of the May 2017 Annual Meeting of Shareholders, Messrs. Foster, Jungé, and Vizi elected to receive their cash retainer in deferred stock units and the remaining directors elected to receive their cash retainers in cash. Commencing on the dates of the 2018, 2019, 2020, 2021, and 2022 Annual Meetings of Shareholders, all directors elected to receive their cash retainers in cash. The amounts of retainer fees paid in cash, fully-vested stock, and deferred stock units in 2022 are as follows: Mr. Betler received $94,780 in cash, $0 in fully-vested stock, and $0 in deferred stock units; Mr. Foster received $50,769 in cash, $0 in fully-vested stock, and $0 in deferred stock units; Mr. Jungé received $60,000 in cash, $0 in fully-vested stock, and $0 in deferred stock units; Mr. Kunz received $37,022 in cash, $0 in fully-vested stock, and $0 in deferred stock units; Ms. Owen received $70,000 in cash, $0 in fully-vested stock, and $0 in deferred stock units; Mr. Purgason received $70,258 in cash, $0 in fully-vested stock, and $0 in deferred stock units; Mr. Rackoff received $50,000 in cash, $0 in fully-vested stock, and $0 in deferred stock units; Ms. Rowland received $66,000 in cash, $0 in fully-vested stock, and $0 in deferred stock units; Mr. Thompson received $34,780 in cash, $0 in fully-vested stock, and $0 in deferred stock units and Mr. Vizi received $25,385 in cash, $0 in fully-vested stock, and $0 in deferred stock units. No director elected to defer cash fees into a deferred cash account.

3
On June 2, 2022, each non-employee director serving at that time was awarded an amount of shares of the Company’s common stock equal to $75,000 divided by the closing price per share of the Company’s common stock on the Nasdaq Stock Market on that date, with such shares vesting on the one-year anniversary of the grant date. As with the annual cash retainer fees, under the Director Deferred Compensation Plan, non-employee directors may make an irrevocable election for each Board year (commencing on the date of each Annual Meeting of Shareholders through the following Annual Meeting of Shareholders) to receive, at his or her sole discretion, all of such director’s annual stock award in the form of deferred stock units which would not be settled until six months after the respective director’s separation from the Board, subject to the one-year vesting schedule established at grant. In 2022, Ms. Rowland, elected to receive her annual stock award, which amounted to 5,730 shares, in deferred stock units. Ms. Owen, and Messrs. Betler, Jungé, Kunz, Purgason, Rackoff, and Thompson received awards of 5,730 shares on the grant date which are only subject to the one-year vesting period. The stock awards are reflected in the “Stock Awards” column of the table and computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718 (excluding the effect of estimated forfeitures). As of December 31, 2022, non-employee directors had unvested stock awards as follows: Mr. Betler: 5,730 shares; Mr. Foster: 0 shares; Mr. Jungé: 5,730 shares; Mr. Kunz: 5,730 shares; Ms. Owen: 5,730 shares; Mr. Purgason: 0 shares; Mr. Rackoff: 0 shares; Ms. Rowland: 5,730 deferred stock units; Mr. Thompson: 5,730 shares; and Mr. Vizi: 0 shares. For a discussion of valuation assumptions, see Note 15 of the Company’s Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
The aggregate fees (including out-of-pocket expenses) for professional services rendered by Ernst & Young LLP (“Ernst & Young”) for 2022 and 2021 for each of the following categories of services are set forth below:
	2022	2021
Audit fees (includes fees for the audit of the Company’s annual financial statements and internal control over financial reporting, reviews of financial statements included in the Company’s quarterly reports, and services that are normally provided in connection with statutory and regulatory filings or engagements, including certain attest engagements and consents)	$1,392,000	$1,191,000
Audit-related fees (includes fees for acquisition target-related financial audit)	$218,000	—
Tax fees (includes tax compliance, tax planning, and state income tax project work)	$56,000	$161,000
All other fees	—	—
Total fees	$1,666,000	$1,352,000
The Audit Committee reviewed summaries of Ernst & Young’s services and related fees and concluded that Ernst & Young’s provision of services during 2021 and 2022 was compatible with maintaining Ernst & Young’s independence. All Ernst & Young services are pre-approved by the Audit Committee.
Policy for Approval of Audit and Permitted Non-Audit Services
The Audit Committee’s policy is to review in advance, and grant any appropriate pre-approvals of (i) all audit services to be performed by the independent auditor and (ii) all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Exchange Act, and, in connection therewith, to approve all fees and other terms of such engagement, provided that pre-approval of de minimis services shall not be required to the extent provided by, and subject to the requirements of, the Exchange Act. The Audit Committee will consider annually for pre-approval a list of specific services and categories of services, including audit and audit-related services, for the upcoming or current fiscal year. All non-audit services are approved by the Audit Committee in advance in accordance with the policy on a case-by-case basis. Any service that is not included in the approved list of services or that does not fit within the definition of a pre-approved service is required to be presented separately to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, by other more expeditious means of communication. If the estimated fees for non-audit services are $50,000 or less, management may obtain approval from the Chairman of the Audit Committee in lieu of full Committee action. In 2022, all Ernst & Young professional fees were pre-approved in accordance with the Company’s pre-approval policies then in place.

CORPORATE GOVERNANCE
The Board, Board Meetings, Independence, and Tenure
The current Board size is seven directors. During 2022, the Board held eleven (11) meetings. The Board has determined that each of its current directors and director nominees (Messrs. Betler, Jungé, Kunz, and Thompson, and Mses. Lee and Owen), except for Mr. Kasel, qualify as “independent” as defined by applicable Nasdaq Stock Market (“Nasdaq”) rules. Mr. Kasel is not considered to be independent because of his positions as our President and CEO. The Board also affirmatively determined that each of Messrs. Foster, Purgason, Rackoff, and Vizi and Ms. Rowland were independent under the Nasdaq rules prior to their departures from the Board in 2022. In determining the independence of the directors, the Board also considered the independence criteria set forth in the Nasdaq rules as to compensation committee members before determining the independence of each of the members of the Compensation Committee, and also determined that all members of the Audit Committee qualify as “independent” for purposes of the rules promulgated under the Exchange Act specifically related to audit committee member independence. In making these determinations, the Board concluded that none of its directors or director nominees (other than Mr. Kasel) has a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out a director’s responsibilities. In its independence review, the Board also considered transactions, relationships, and arrangements between each director or director nominee, and their respective immediate family members and the Company or senior management. The Company’s Corporate Governance Guidelines do not establish term limits that could deprive the Company of the insight developed by Board members over time, but rather provide for periodic reviews of each director’s performance. Additionally, except for special circumstances as may be determined by the Board, upon recommendation of the Nomination and Governance Committee, no director may be nominated for reelection to the Board if he or she would be age 75 or older at the time of election.
Board Leadership Structure
Under the Nasdaq rules, Mr. Betler, Chairman of the Board, qualifies as an “independent” director. Although the Board does not necessarily object to combining the roles of Chairman of the Board and CEO, the Board has chosen not to combine those positions because it believes that Mr. Betler’s depth of public company and industry experience, combined with his detachment from management make him the best qualified individual to serve as Chairman of the Board. Since the Chairman of the Board and CEO roles are not currently combined, the Board has determined there is no need for a “lead independent director” position and that continued separation of the Chairman of the Board and CEO positions is the most appropriate leadership structure for the Company.
Board Attendance
The Company’s Corporate Governance Guidelines include an expectation that all members of the Board then serving attend the annual meeting of shareholders. In 2022, each director then serving attended the 2022 Annual Meeting of Shareholders.
All of the incumbent directors attended 100% of the meetings of the Board and the committees on which they served in 2022 (to the extent such directors were serving on the Board or such committees at the times of those meetings) except for one director who missed one meeting due to a scheduling conflict.
Board’s Role in Risk Oversight
The Board is actively involved in overseeing risk management and provides oversight and monitoring of management’s assessment of major risks facing the Company and strategies for risk mitigation, including performing periodic reviews of the Company’s environmental, safety, cyber security, and data privacy programs, practices, and risk exposures. Operational and strategic presentations by management to the Board include consideration of the foregoing challenges and risks to the Company’s business, which are discussed by the Board and management at every regularly scheduled Board meeting. The Board also reviews and discusses management reports which specifically address risk topics. The CEO, assisted by senior management, is the chief “risk officer” responsible for managing and mitigating the Company’s risks.
In addition, each of our Board committees considers risks that are relevant to the areas within its jurisdiction. For example, the Audit Committee reviews with management and the independent public accountants and internal auditor significant risks and exposures, and reviews, assesses, and oversees the steps management has taken to assess and manage such risks and exposures, particularly issues related to management policies and guidelines, financial reporting and control information services, business information services, business continuity, and physical asset conservation. The Audit Committee also assesses the adequacy of internal controls. The Compensation Committee is responsible for reviewing the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, reviewing and discussing at least annually the relationship between risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risks. On an annual basis, the Nomination and Governance Committee evaluates the allocation of risk oversight duties by reviewing the structure and function of the Board committees. The full Board assesses cyber security risk and mitigation strategies, which include securing appropriate information security insurance coverage and reviewing the effectiveness of the Company’s information security training and compliance program. This program encompasses ongoing online training to identify and avoid hacking scams such as phishing and includes enhanced authentication procedures, endpoint protection software, and environment monitoring. The full Board also reviews environmental risks, including climate change, as part of its oversight of corporate sustainability initiatives, and in 2022 created a select ad hoc Corporate Responsibility Committee of the Board to assist in these duties.
Corporate Responsibility
The Company is committed to promoting the highest standards of environmental performance, corporate governance, and ethical behavior across our global operations while growing our business in a responsible manner and investing in our people. The Board is responsible for the oversight and monitoring of management’s assessment of major risks and strategy for risk management, including performing periodic review of the Company’s environmental and safety programs and practices, Corporate Governance Guidelines, and Legal and Ethical Conduct Policy. The Board is regularly briefed on such matters and visits Company operations at least annually.
As part of its ongoing commitment to good corporate stewardship, in 2022 the Board established a select ad hoc Corporate Responsibility Committee comprised of a Chair (Dirk Jungé) and the chairs of the standing Board Committees (Audit, Nomination and Governance, and Compensation) to assist the Board in oversight of the Company’s overall environmental and social policies, strategies, and programs. While management is responsible for development of the approach, implementing initiatives, and driving the overall programs, that new Committee reviews the application of relevant market and regulatory development measures to help confirm the Company’s initiatives relate to the Company’s long-term strategy and creation of shareholder value. The new Committee is structured to ensure that all elements of the Company’s ESG efforts are considered and addressed either through the Corporate Responsibility Committee or the Audit, Compensation, and Nomination & Governance Committees under whose purview certain ESG matters fall.
Also in 2022, the Company created a new full-time employee role to focus on and enhance our sustainability and ESG initiatives. The function is designed to collaborate with the Board, senior leadership, investors, employees, customers, and societal and civic organizations to integrate ESG policies, frameworks, goals, and metrics into the Company’s business risk and opportunity strategies. This new role leads cross-functional efforts to measure, coordinate, execute, improve, and communicate the Company’s ESG efforts. This role is designed to work closely with the select ad hoc Corporate Responsibility Committee.
With a focus on continuous improvement, the Company has adopted safety and environmental policies in support of long term environmental, health, safety, and sustainability excellence. We endeavor to meet or exceed our environmental, health, and safety (“EHS”) goals. Among our core values are safety, teamwork, and innovation which we rely on to create more advanced solutions around sustainability. We also emphasize continual improvement in our EHS performance, particularly as it applies to preventing pollution and reducing the environmental impact of our operations while maximizing opportunities for environmental and social benefits.
We aim to incorporate environmental, financial, and social considerations into our internal risk management analyses. We continually strive to develop best practices in EHS management based on the internationally recognized standard, ISO 14001:2015. The Company’s environmental, health, safety, and sustainability systems are comprised of policies, procedures, and tools used to manage environmental performance in our facilities, including compliance, environmental footprint reduction, and pollution prevention. The system is a framework for setting and reviewing environmental objectives and targets, and focuses on environmental improvement programs. All facilities globally are required to implement the system, track progress, and perform self-audits.

The Company seeks to:
•	Minimize discharges to the air, water, and land;
•	Promote environmentally sound management of chemicals and all wastes;
•	Reduce or eliminate waste through prevention, reduction, recycling, and reuse;
•	Improve energy efficiency and reduce our greenhouse gas emissions;
•	Practice water conservation; and
•	Reduce impacts to ecosystems by promoting the sourcing of recovered, rapidly renewable, regional, bio-based, and/or environmentally preferable materials.
The Company strives to improve the impact we have on the environment and promote a safe workplace for our employees. Environmental, health, safety, and related initiatives are integrated into short- and long-term strategies across our various businesses, and we have reporting systems in place across the Company to capture data on an ongoing basis. For example, we track and evaluate greenhouse gas emissions, energy and water consumption, water reuse, waste generation, and recycling efforts. We set targets and programs each year and deliver value for our stakeholders.
Human capital management is key to the Company’s success. The Company is an equal opportunity employer and we seek to retain our employees through competitive compensation, benefits, and challenging work experiences with increasing levels of responsibility. The Compensation Committee is tasked with reviewing matters relating to human capital resources, including any human capital measures or objectives that management focuses on to address the attraction, development, and retention of personnel, and provide guidance to the Board and management on these matters as the Committee deems appropriate. Management reports to the Board on succession planning, allocation of talent, and alignment of compensation. The Company routinely uses both internal and external professional services experts for employee training and talent development.
The Company believes in the principle of equal employment opportunity and the provision of a workplace free from discrimination and harassment in accordance with all applicable federal, state, and local laws and regulations. Additionally, the Company will also make reasonable accommodations for individuals with known disabilities who are otherwise qualified to perform a job. The Company aims to employ and advance in employment qualified women, minorities, individuals with disabilities, covered veterans, and other classes at all levels of employment. The Company has implemented initiatives to advance diversity and inclusion, including changes to recruitment, onboarding, and employee training, and has developed the Spark initiative, which is an employee resource group targeting all employees interested in furthering the mission of empowerment and professional growth of women in the workplace.
The Company cultivates and empowers talent through performance management, career planning/development, and succession planning, creating an environment for people to be successful in achieving our strategic plan through the following areas:
•
Talent Acquisition and Onboarding: The process of finding and hiring the best-qualified candidate (from within or outside of the organization) for a job opening, in a timely and cost-effective manner. The recruitment process includes analyzing the requirements of a job, meeting with hiring management to determine the appropriate qualifications and experience for the position, attracting qualified candidates to that job, providing opportunities to advance diversity in the workforce, screening and selecting applicants, hiring, and ultimately integrating the new employee to the organization. The Company has also instituted a learning management platform through LBF University that includes orientation curricula in addition to information regarding Company history, values, and key functional areas across the organization.

•
Development Planning: The proactive planning and implementation of action steps towards our employees’ career goals. Developmental experiences can consist of training, developing, mentoring, and coaching. The Company also encourages employee participation in key industry associations to enhance professional development.

•
Succession Planning: A process for identifying and developing employees with the potential to fill key business leadership positions within the Company are key to future success. Succession planning increases the availability of experienced and capable employees that are prepared to assume these critical roles as they become available. The Board participates in the process of identifying and developing talent to address future leadership needs of the Company.

•
Performance Management: An ongoing process of communication between a supervisor and an employee that occurs throughout the year, in support of accomplishing the strategic objectives of the organization, including identifying and addressing any gaps between performance and the Company’s core values.

Diversity
Our goal is to maintain a diverse Board, with directors possessing complementary and diverse skills, qualities, perspectives, and experiences who together can address the wide array of global, environmental, governance, and social issues which affect our Company. As of the Annual Meeting, assuming the current nominees are elected, the Board will consist of two female members, one of whom identifies as Asian (Ms. Lee), and five male members, one of whom identifies as African American (Mr. Thompson). In connection with its oversight and focus on director refreshment, the Nomination and Governance Committee periodically reviews director skills, diversity, and tenure in order to confirm that the directors possess the ability to effectively address such issues, identify any gaps, and formulate plans to address the same. In 2020, the Board appointed a new director with previous chief executive officer experience to address a desired skillset and assist with succession planning. The Board discusses priorities with respect to diversity, covering a wide range of skills, experience, and background. In connection with the 2022 Annual Meeting of Shareholders, the Board nominated Mr. Kunz to add concrete and aggregates building products experience, and also nominated Mr. Thompson who brings extensive public company and finance experience to our Board. In January 2023, the Board appointed Ms. Lee who brings public company experience and skills in many fields, including cyber security, intellectual property, legal, and regulatory compliance.
Board Diversity Matrix (As of March 31, 2023)
Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	5	0	0
Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	1	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	4	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
Communications with Directors
Shareholders and other parties interested in communicating directly with the Chairman of the Board or with the non-management directors as a group may do so by writing to L.B. Foster Company, 415 Holiday Drive, Suite 100, Pittsburgh, PA 15220, Attn: Chairman of the Board or Attn: Independent Directors; such parties may also email the Corporate Secretary at corporatesecretary@lbfoster.com. The Corporate Secretary of the Company will review all such correspondence and shall regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board or committees thereof or that otherwise require the Board’s attention. The Corporate Secretary may exclude items that are not related to Board duties and responsibilities, such as junk mail and mass mailings; product complaints and product inquiries; job inquiries and resumes; advertisements or solicitations; and surveys. Concerns relating to accounting, internal controls, or auditing are referred to the Audit Committee Chair who may direct such matters to the Company’s internal audit department or handle them in accordance with procedures established by the Audit Committee for such matters.
Board Committees
Historically, the Board has had three standing committees: the Audit Committee, the Compensation Committee, and the Nomination and Governance Committee, each of which is comprised of independent directors, as defined by applicable SEC and Nasdaq rules. Each of the committees has a written charter approved by the Board. In December 2022, the Board created a select ad hoc Corporate Responsibility Committee comprised of an independent chair and the chairs of the three standing Board committees, and also approved a written charter for its operation to assist with the coordination and oversight of all of the Company’s ESG efforts.
Audit Committee
The current members of the Audit Committee are Mr. Thompson (Chair), Ms. Owen, and Mr. Kunz. The Board has determined that each Audit Committee member is sufficiently proficient in reading and understanding the Company’s financial statements to serve on the Audit Committee. Messrs. Thompson and Kunz and Ms. Owen are “audit committee financial experts” as defined under applicable rules of the SEC, and each member is independent as defined by applicable Nasdaq and SEC rules.
The Audit Committee, which held six meetings during 2022, is responsible for reviewing: the Company’s audited financial reports and interim financial reports; the Company’s systems of internal controls regarding finance, accounting and legal compliance that management and the Board have established; and the Company’s auditing, accounting and financial reporting processes. The Audit Committee’s Charter is posted on the Company’s investor relations website, lbfostercompany.gcs-web.com under the “Governance” tab.
Compensation Committee
The current members of the Compensation Committee are Messrs. Kunz (Chair), Jungé, and Betler.
The Compensation Committee, which held four meetings in 2022, is responsible for approving and overseeing and, recommending, as deemed appropriate or advisable, to the Board for approval of, the Company’s compensation policies and objectives for officers. The Compensation Committee has the authority under its charter to delegate its authority, duties, and responsibilities (or functions) to one or more members of the Compensation Committee or the Board, and/or to the Company’s officers, when appropriate, but no such delegation shall be permitted if the authority is required by law, regulation, or listing standard to be exercised by the Compensation Committee as a whole or is otherwise prohibited by law, regulation, or listing standard. The Compensation Committee has delegated authority to the Company’s CEO to grant restricted stock awards under the 2022 Equity and Incentive Compensation Plan (the “2022 Plan”) and its predecessor, the 2006 Omnibus Incentive Compensation Plan (the “Predecessor Plan”) to non-executive employees in an amount not to exceed 15,250 shares. The Compensation Committee’s Charter is available at the Company’s investor relations website lbfostercompany.gcs-web.com under the “Governance” tab.
The Compensation Committee currently uses a “Comparator Group” of seventeen similarly-sized companies for compensation benchmarking purposes based on the recommendation of the Compensation Committee’s executive compensation consultant.
The Compensation Committee has authority to engage consultants, legal counsel, and other advisors, and retained Pay Governance, LLC (the “Consultant”) to provide consulting services on the Company’s executive compensation practices and appropriate levels of, and structures for, executive compensation. The use of a consultant provides additional assurance that our executive compensation programs are reasonable, competitive, and consistent with our objectives. The Consultant is engaged directly by the Compensation Committee, regularly participates, as appropriate, in its meetings, including executive sessions of the Committee that exclude management, and advises the Compensation Committee with respect to compensation trends and best practices, plan design, and the reasonableness of compensation awards. In addition, with respect to the CEO, the Consultant prepares specific compensation analyses for the Compensation Committee’s consideration. The CEO does not participate in the development of these analyses. The Consultant has served as the Committee’s independent compensation consultant since 2007, and the

Committee believes that its Consultant is able to advise the Compensation Committee independent of management’s influence. In 2022, to achieve a fresh perspective, a new partner was appointed to represent the Consultant and advise the Committee. For information regarding the role of consultant in non-employee director compensation, see “Nomination and Governance Committee.”
For the year ended December 31, 2022, the Consultant provided no services to the Company other than executive compensation consulting services to the Compensation Committee and non-employee director compensation consulting services to the Nomination and Governance Committee as described below. The Compensation Committee assessed the independence of the Consultant pursuant to SEC rules and concluded that the Consultant’s involvement does not raise a conflict of interest. At least annually, the Committee reviews the types of advice and services provided by the Consultant and the fees charged for those services. The Consultant reports directly to the Compensation Committee on all executive compensation matters; regularly meets separately with the Compensation Committee outside the presence of management; and speaks separately with the Compensation Committee chair and other Compensation Committee members between meetings, as needed.
The Compensation Committee gives significant weight to the CEO’s recommendations regarding other executive officers’ compensation; such other executive officers are not present when their compensation is being determined. The CEO is not present when his compensation is being determined.
Consideration of Risk Within Compensation Arrangements
In designing incentive plans, the Company attempts to mitigate risk by avoiding unintended compensation windfalls. Attention is devoted to avoiding incentives that may encourage excessive risk-taking.
The Compensation Committee has considered whether other elements of the executive compensation program promote risk taking at levels that are unacceptable to the Company. The Compensation Committee considered the following factors related to risk:
•	Compensation philosophy that targets salaries and incentives at the market median;
•	The use of a capital-based performance metric, Return on Invested Capital (“ROIC”), which holds executives accountable for the efficient use of Company capital;
•	Short-term and long-term performance-based incentive awards that are capped;
•	Long-term equity incentives allocated to two separate vehicles (restricted stock and performance share units) with a performance or time vesting period of at least three years in length;
•
The use of a mix of performance metrics in our annual and long-term incentive programs, including Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), Gross Margin Percentage, and ROIC;

•	Anti-hedging and anti-pledging policies;
•	Stock Ownership Policy; and
•	Incentive Compensation Recoupment (“clawback”) Policy.
The Company believes that the above factors, as well as the overall governance and administration of the executive compensation program, serve to manage risk in a manner that is acceptable to the Company and its shareholders and that such compensation policies and practices do not encourage our executives or other employees to take excessive risks that are reasonably likely to have a material adverse effect on the Company.
For more information regarding the Compensation Committee’s processes and procedures for setting executive compensation, see the “Compensation Discussion and Analysis” section of this Proxy Statement.
Nomination and Governance Committee
The current members of the Nomination and Governance Committee are Ms. Owen (Chair), Mr. Thompson, and Ms. Lee.

The Nomination and Governance Committee, which met on five occasions in 2022, is responsible for overseeing corporate governance, proposing director nominees to the full Board, recommending which directors should serve on various Board committees, and recommending who should serve as Chairman of the Board and chairman of each of the Board’s committees. The Nomination and Governance Committee also recommends to the full Board appropriate compensation for non-employee directors.
The Nomination and Governance Committee endeavors to maintain a diverse Board consisting of individuals who are financially literate and whose experiences and backgrounds will enable the Board to provide meaningful counsel to, and oversight of, management, including, without limitation, possession of such knowledge, experience, skills, diversity, expertise, integrity, ability to make independent analytical inquiries, understanding of the Company’s global business environment, and willingness to devote adequate time and effort to Board responsibilities so as to enhance the Board’s ability to oversee and direct the affairs and business of the Company. The Nomination and Governance Committee recommends to the full Board nominees who will create and maintain a Board that satisfies applicable legal and regulatory requirements. In support of these goals, the Nomination and Governance Committee oversees the directors’ continuing education, which includes seminars focused on strategic and governance issues and discussions with outside advisors. The Nomination and Governance Committee, with the Chairman of the Board, oversees an annual evaluation of the Board’s performance. The Nomination and Governance Committee’s Charter is available on the Company’s investor relations website, lbfostercompany.gcs-web.com under the “Governance” tab.
Candidates for nomination to the Board may be suggested by current directors, management, shareholders, or a third-party search firm engaged to assist with director recruitment. Ms. Lee was recruited through a referral from a professional consultant to the Company. When a vacancy occurs or is anticipated, the Nomination and Governance Committee may engage a third-party search firm to identify candidates based upon the skills, experience, and qualifications that it seeks in potential candidates. Once candidates have been identified, the Nomination and Governance Committee generally evaluates the diverse and complementary skills, experiences, perspectives, and qualifications, conducts an interview process, and makes recommendations to the Board for election. This evaluation process was followed with respect to Ms. Lee. In addition, Ms. Lee’s Fortune 500 company experience, diversity characteristics, and skills were considered among many attributes that the Board and the Nomination and Governance Committee concluded would help foster greater innovation, unique thinking, and stronger governance by the Board as a whole. The Committee routinely reviews director refreshment in the context of anticipated vacancies and changing needs of the Company. Refreshment discussions are led by the Committee Chair.
In selecting nominees for election to the Board, the Nomination and Governance Committee will consider submissions from shareholders and will consider and evaluate shareholder-recommended nominees in the same manner as other nominees. A shareholder wishing to recommend a nominee may notify the Corporate Secretary or any member of the Nomination and Governance Committee in writing and provide the information required by Section 2.05 of the Company’s Bylaws, including the following:
•
Timely written notice to the Corporate Secretary of the Company. The deadlines for providing notice to the Company of a proposed director nomination at our next Annual Meeting are set forth in the Company’s Bylaws and summarized in “Additional Information.”

•
The notice provided to the Corporate Secretary must include all information relating to a director nominee that would be required to be disclosed in a proxy statement or other filings, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

•
The notice provided to the Corporate Secretary must include a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among the shareholder proponent and the beneficial owner, if any, on whose behalf the nomination is made, and each proposed nominee.

•	The notice provided to the Corporate Secretary must include a completed and signed questionnaire, representation, and agreement as provided in Section 2.05(C) of the Company’s Bylaws.
•
Such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

Submissions should be sent to the Company’s principal executive offices, 415 Holiday Drive, Suite 100, Pittsburgh, PA 15220, Attn: Corporate Secretary. Please see “Additional Information” on page 54 for the applicable deadlines for submitting proposals relating to director nominations. The foregoing summary of our shareholder director nomination procedures is not complete and is qualified in its entirety by reference to the full text of the Company’s Bylaws that has been publicly filed with the SEC and is available at www.sec.gov.
Cooperation Agreement with 22NW Fund, LP et. al
On April 6, 2023 (the “Effective Date”), the Company entered into a Cooperation Agreement (the “Cooperation Agreement”) with 22NW Fund, LP, 22NW, LP, 22NW Fund GP, LLC, 22NW GP, Inc., Aron R. English, Bryson O. Hirai-Hadley, and Alexander B. Jones (each, an “Investor” and collectively the “Investors” or the “Investor Group”). Pursuant to the Cooperation Agreement, as of the Effective Date, the Board agreed to appoint Mr. Alexander B. Jones to serve as a non-voting observer to the Board (the “Board Observer”). The Board Observer is entitled to attend, participate in discussions, and provide input at any portion of Board meetings and meetings of any Board committee at which certain enumerated topics (including business operations, financial results, capital allocation, investor communications, shareholder value enhancement initiatives, strategic transactions, acquisitions, dispositions and/or any other material corporate transactions) are discussed. The Board Observer is also entitled to receive copies of the applicable portion of any notices, minutes, consents, and other materials and information relating to any of the aforementioned topics that the Company provides to the directors on the applicable committees and/or the Board at the same time and in the same manner as provided to such directors.
The Board Observer is neither a member of the Board or any committee nor shall he be counted for purposes of a voting, quorum, or any other reason. Nor shall the Board Observer have the right to vote on any matter under consideration by the Board or any committee or otherwise have any power to cause the Company to take, or not to take, any action. In addition, the Board Observer shall not be entitled to receive any remuneration from the Company as a result of serving as a Board Observer.
The Board Observer may be replaced or removed (with or without cause) from time to time and at any time by the Investor Group upon written notice to the Company; provided, however, that any replacement Board Observer shall be reasonably acceptable to the Board (such acceptance not to be unreasonably withheld, conditioned, or delayed).
The covenant relating to the appointment of the Board Observer will terminate and be of no further force or effect immediately on the earliest of (i) the expiration of the Standstill Period (as defined below), (ii) the date at which the Investor Group no longer owns at least five percent (5%) of the issued and outstanding shares of the Company’s Common Stock, or (iii) the date at which the Investor Group provides written notice to the Company of its voluntary termination of its right to appoint a Board Observer.
The Cooperation Agreement also requires the Investor Group, during the pendency of the Standstill Period, to take certain actions, including to vote, or cause to be voted, all shares of common stock beneficially owned by each member of the Investor Group in favor of (a) each of the directors nominated by the Board and recommended by the Board in the election of directors (and not in favor of any other nominees to serve on the Board), and (b) each of the shareholder proposals listed on the Company’s proxy card or voting instruction form as identified in the Company’s proxy statement in accordance with the Board’s recommendations, including in favor of all other matters recommended for shareholder approval by the Board; provided, however, that in the event that Institutional Shareholder Services Inc. (“ISS”) recommends otherwise with respect to any proposals (other than the election or removal of directors), each of the Investors shall be permitted to vote in accordance with the ISS recommendation; provided, further, that each of the Investors shall be permitted to vote in their sole discretion with respect to any publicly announced proposals relating to a merger, acquisition, disposition of all or substantially all of the assets of the Company, or other business combination involving the Company requiring a vote of shareholders of the Company.
In the Cooperation Agreement, the Company and the Investors have also agreed to customary standstill, confidentiality, non-disparagement, and other provisions and have made customary representations and warranties.
The Standstill Period is defined in the Cooperation Agreement as the period commencing on the Effective Date and ending upon the date that is the earlier of (i) thirty (30) calendar days prior to the expiration of the advance notice period for the submission by shareholders of director nominations (as set forth in the advance notice provisions of the Company’s Bylaws) for consideration at the Company’s 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”), and (ii) one hundred twenty (120) calendar days prior to the first anniversary of the 2023 Annual Meeting (such date, the “Termination Date”).

The foregoing description of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cooperation Agreement which has been filed with the SEC as an exhibit to a Form 8-K and is incorporated herein by reference.
Non-Employee Director Compensation
The Nomination and Governance Committee determines appropriate levels of compensation for our non-employee directors by reviewing surveys and data from other publicly-traded companies and conferring with other directors, and outside advisors as necessary, to obtain information on competitive compensation practices. The Nomination and Governance Committee uses this information as a tool to determine appropriate levels of non-employee director compensation. The Nomination and Governance Committee then makes recommendations regarding non-employee director compensation to the Board for approval, which recommendations have included reduction in compensation, maintenance of current levels, and increases consistent with industry and peer practice. The Committee commissioned director compensation assessments by Pay Governance, the Compensation Committee’s independent consultant, in February of 2018, 2020, and 2022. Pay Governance compared the Company’s directors’ compensation levels and program practices to those of the Company’s comparator group and a broader set of over 150 general industry companies of similar size to L.B. Foster. Pay Governance also informed the Nomination and Governance Committee of current trends and practices in directors’ compensation, which includes shareholder approval of equity award limits applicable to director grants. While a compensation increase was approved in February 2020, due to the uncertainty regarding the potential impact of the COVID-19 pandemic on the Company, the Board voted to rescind the increase and maintain the prior year’s compensation levels. The compensation remained unchanged at 2018 levels throughout 2022. In 2023, upon the recommendation of Pay Governance, the non-employee director compensation was adjusted consistent with industry norms effective as of the date of the 2023 Annual Meeting.
Select Ad Hoc Corporate Responsibility Committee
The select ad hoc Corporate Responsibility Committee was formed in December 2022 and is comprised of a Chair (Dirk Jungé) and the chairs of the other standing Board Committees (Bruce Thompson -Audit, Diane Owen - Nomination & Governance, and John Kunz - Compensation). The purpose of the Committee is to assist the Board in oversight of the Company’s overall environmental and social policies, strategies, and programs. While management is responsible for development of the approach, implementing initiatives, and driving the overall programs, this new Committee reviews the application of relevant market and regulatory sustainable development measures to help confirm the Company’s initiatives relate to the Company’s long-term strategy and creation of shareholder value. The Corporate Responsibility Committee is structured to confirm that all elements of the Company’s ESG efforts are considered and addressed either through the Corporate Responsibility Committee or the Audit, Compensation, and Nomination & Governance Committees under whose purview certain ESG matters fall.
Additional Corporate Governance Matters
Director Education
The Company is committed to providing directors with opportunities and resources for continuing education for corporate governance and business-related issues as may be appropriate, including Company-paid membership in national director associations which provide educational opportunities, and routinely has third parties provide presentations on current legal, governance, compensation, and accounting matters during Board meetings. The Nomination and Governance Committee disseminates continuing education materials collected by directors and provides time for directors to discuss issues and best practices addressed in seminars or programs with the other directors on a regular basis.
Board Assessment
The Board assesses the effectiveness of the Board and its committees on an annual basis through an evaluation process that involves engagement with individual directors, each committee, and the Board as a whole. The assessment addresses topics such as structure and effectiveness of meetings, membership, materials and communications, and director duties and responsibilities. In addition, each director evaluates the performance characteristics of every director and the Chair, who then engages in candid discussions with each member regarding the feedback.

Code of Conduct and Ethics
The Company adopted a code of conduct and ethics that applies to all the Company’s directors, officers, and employees, including its CEO, chief financial officer and chief accounting officer. We have posted a current copy of the code, entitled “Legal and Ethical Conduct Policy,” on our investor relations website, lbfostercompany.gcs-web.com under the “Governance” tab.
Stock Ownership Guidelines for Non-Employee Directors
Within five years of first being elected to the Board, the Company’s non-employee directors are expected to own Company common stock equal to four times their respective annual cash compensation for services as a director. All non-employee directors serving in 2022 were compliant with these Guidelines.
Transactions With Related Parties
The Company is not aware of any transaction since the beginning of 2022, or any currently proposed transaction, in which the Company was, or is to be, a participant and the amount involved exceeds $120,000 and in which any of the Company’s directors, executive officers, five percent shareholders, or certain family members of any of the foregoing persons or business entities with which such persons are affiliated had or will have a material interest, directly or indirectly. The Company’s written Legal and Ethical Conduct Policy generally addresses the topic of conflicts of interest, which includes transactions qualifying as “related party transactions.” In addition, on an annual basis, the Company requires each director, executive officer, and salaried employee to disclose in writing any situations which may give rise to a conflict of interest. The Company’s Internal Audit Department reviews and summarizes any such disclosures. The Audit Committee Charter provides that the Audit Committee is responsible for reviewing and, if appropriate, approving related party transactions as defined under Item 404 of SEC Regulation S-K. A review of potential related party transactions is undertaken by the Company’s Internal Audit Department and the General Counsel based on annual disclosures made by management and directors, supplemented from time to time based upon changing circumstances, and the Audit Committee is updated at every regular meeting with respect to any such transactions that require consideration.
Compensation Committee Interlocks and Insider Participation
All members of the Compensation Committee are independent directors, and none are present or past employees or officers of the Company or any of its subsidiaries. No member of the Compensation Committee has had any relationship with the Company requiring disclosure under Item 404 of SEC Regulation S-K. The Company’s executive officers have not served on the Board or Compensation Committee (or other committee serving an equivalent function) of any other entity, whose executive officers have served on the Company’s Board or Compensation Committee.
Section 16(a) Reporting Compliance; Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s officers and directors and person who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership of such securities with the SEC. The SEC has established specific due dates for these reports and we are required to disclose in this proxy statement any known late filings or failures to file.
Based solely on our review of Section 16 reports filed electronically with the SEC and written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to the Company’s officers, directors and more than 10% shareholders were satisfied.
Anti-Hedging and Anti-Pledging Policy
The Company’s Insider Trading Policy recognizes that hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such hedging transactions may permit a director, officer, or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer, or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers, and employees are prohibited from engaging in any such transactions. This Policy similarly prohibits directors, officers, and other employees from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
In this Compensation Discussion and Analysis (“CD&A”), we summarize the compensation awarded to our executive officers listed in the Summary Compensation Table on page 39. We refer to these executive officers as our “named executive officers” or “NEOs.”
For 2022, the NEOs were:
NAME	TITLE
John F. Kasel	President and Chief Executive Officer
William M. Thalman	Senior Vice President and Chief Financial Officer
Patrick J. Guinee	Senior Vice President, General Counsel, and Corporate Secretary
Brian H. Kelly	Senior Vice President, Human Resources and Administration
Gregory W. Lippard	Senior Vice President - Rail
Executive Summary
Our Compensation Principles and Objectives
The Company’s Compensation Committee (referred to in this CD&A as the “Committee”) maintains a compensation philosophy that:
•	Facilitates the attraction and retention of talented and qualified executives; and
•
Seeks to align executive compensation with Company performance by rewarding initiative and positive financial and operating results, while being mindful of the current business climate. (For each financial measure, we include a footnote that provides an explanation of how such measure is calculated at the end of the CD&A.)

To this end, the Company’s executive compensation program is designed to be balanced and reasonable and allow the Company to attract and retain the best talent available. Compensation opportunities are determined with reference to the 50th percentile or median of the market for positions of similar responsibility. In designing our plans, we do not use highly-leveraged incentives that we believe could drive risky short-term behavior.
Our Compensation Practices
The Committee has implemented the following practices with respect to the Company’s executive compensation program:
OUR PRACTICES INCLUDE:
☑	Committee Independence. The Committee consists of independent directors and reserves time at each meeting to meet in executive session without management present.
☑
Independent Compensation Consultant. The Committee has engaged its own independent compensation consultant (Pay Governance) and annually assesses the consultant’s performance, fees, and independence, including whether any type of conflict of interest exists.

☑
Goal Setting and Performance Evaluation for CEO and Other NEOs. The Committee, with the input of the full Board, engages in formal goal setting and performance evaluation processes for both the CEO and other NEOs. The CEO participates in this process with respect to other NEOs.

☑
Peer Group. After considering the input of the compensation consultant, the Committee has established formal selection criteria for its comparator peer group companies listed on page 27 (the “Comparator Group”) and annually evaluates the composition of the Comparator Group to ensure the appropriateness of its component companies.

☑
Pay for Performance. Our metrics are reviewed and selected by the Committee from a list of possible metrics authorized by the shareholder-approved equity plans and the Executive Annual Incentive Compensation Plan (the “Annual Plan”).

☑
Tally Sheets. In order to make well informed compensation decisions, the Committee reviews tally sheets that include an executive’s current and historical compensation amounts, stock ownership, and retirement amounts, as well as amounts owed by the Company upon various termination scenarios.

☑
Double Trigger Change-In-Control. We provide double trigger change-in-control protection to our executive officers, which means they may be entitled to severance of up to one or two times base salary and bonus only in the event of both a change-in-control of the Company and a qualifying employment termination (“double trigger”). Restricted stock awards also provide for double trigger change-in-control vesting.

☑	Share Ownership Guidelines. We maintain rigorous share ownership guidelines, which are applicable to all executives and non-employee directors.
☑
Clawback Policy. We have an executive recoupment policy that applies to our incentive arrangements in the event that our financial statements are restated due to material non-compliance with financial reporting requirements and the Committee determines that an incentive award recipient is culpable for such restatement.

☑
Risk Mitigation. We mitigate undue risks associated with compensation through the use of caps on potential incentive payments; maintaining clawback provisions, anti-hedging, anti-pledging, and stock ownership policies and guidelines; retention provisions in equity grants; and multiple performance metrics that focus on profitability and capital efficiency.

☑	Annual Say on Pay Vote. Our NEO compensation program is presented to shareholders for an advisory vote on an annual basis.
OUR PRACTICES EXCLUDE:
☒
Executive Employment Agreements. We do not, as a standard practice, provide executives with employment agreements and currently do not have any in place with the exception of one agreement with an officer located in the United Kingdom whose employment agreement pre-dates his promotion to an executive role.

☒	Dividend Equivalents on Unearned Performance Share Unit Awards. We do not provide dividends or dividend equivalents on unearned performance share unit (“PSU”) awards.
☒	Tax Gross-Ups on Perquisites or Severance. We do not provide any tax gross-up payments to cover personal income taxes on perquisites or severance benefits related to a change-in-control.
☒	Hedging and Pledging. We do not permit hedging or pledging transactions in the Company’s stock, pursuant to our Insider Trading Policy.
Elements of Compensation
Executive officers’ compensation includes base salary, annual cash incentive awards, and equity-based long-term incentive awards. The Committee aligns a significant portion of executive officer compensation with the Company’s performance relative to pre-established performance goals based on stated Company financial objectives, which are designed to drive the creation of long-term value for our shareholders. The Committee administers both short-term and long-term incentive compensation plans within its executive compensation structure, and the main features of the executive compensation program are as follows:
•	Base salaries, which represent competitive fixed compensation and reflect the executive’s experience, responsibilities, and expertise.

•
Short-term cash incentive awards, issued pursuant to the Annual Plan in which payment is contingent on meeting annual financial performance goals that align with an executive’s responsibilities. The Committee authorized the 2022 Annual Plan (the “2022 Annual Plan”). The performance criteria used for the 2022 Annual Plan were:

○	2022 Corporate and Operating Unit Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (“Adjusted EBITDA”)(1); and
○	2022 Corporate and Operating Unit Gross Margin as a Percentage of Sales.(2)
•
The 2022 Annual Plan was also subject to a +/- 20% modifier based on the Compensation Committee’s assessment of progress toward achieving the Company’s Strategic Plan announced in November 2021, which is focused on driving growth in the business and improving profitability.

•
Long-term incentive awards are heavily weighted toward performance, with 66% of the target long-term incentive opportunity granted in the form of PSUs that are paid, if earned, based on the achievement of pre-determined corporate level performance goals over a three-year period, and 34% of the target long-term incentive opportunity granted in the form of time-vested restricted stock, which vests ratably in one-third installments over a three-year period from grant. From time to time, the Company may approve additional retention or incentive awards. In 2022, the Company approved a special Strategy Transformation Plan and awards to certain officers, which are described below.

•
The performance goals used for the 2022 PSU awards were two equally-weighted metrics of 2022-2024 Average Return on Invested Capital (“ROIC”)(3) and 2022-2024 Adjusted EBITDA(1). Each year is measured annually with targets set at the beginning of the three-year period in a manner that requires growth in Company profitability over the three-year period.

•
The 2022 Annual Plan and the 2022 PSUs provide the Committee with the discretion to recoup previously paid awards from individuals whose actions were deemed to have resulted in a restatement or adjustment to the Company’s financial results.

•
The Company maintains a Key Employee Separation Plan (the “Separation Plan”) that provides officers with severance in the event of both a change-in-control and qualifying employment termination. The Separation Plan does not contain any single trigger payments or tax gross-ups, and severance is capped at one or two times base salary and bonus, depending on the executive.

Annual and long-term performance goals are approved by the Committee at the beginning of each year after consideration of the Company’s prior year performance, budgeted performance for the performance period, and anticipated market and economic conditions for the performance period.
Results of 2022 Shareholder Vote on Named Executive Officer Compensation
In June 2022, we held a shareholder advisory vote on the compensation paid to our NEOs, which resulted in the approval by a significant margin of the 2021 compensation paid to our NEOs, with approximately 81% of votes cast in favor of our say-on-pay proposal. Based on this feedback, and as the Company evaluated its compensation policies and practices throughout the remainder of 2022, our Board chose to make no significant changes to our existing executive incentive programs but granted the special awards under the Strategy Transformation Plan to certain officers to incentivize achievement of goals set forth in the Company’s Strategic Plan, which awards are described herein.
In connection with the Committee’s determination of 2022 executive compensation, the Company was mindful of the strong support our shareholders expressed for our pay-for-performance philosophy, which is designed to link the compensation paid to our executive officers, including NEOs, to the Company’s financial and share performance in order to ensure that we are delivering value to our shareholders and not merely performing well against our peers.
The remainder of this CD&A is divided into three parts:
1.	Summary of 2022 Compensation Arrangements, which provides a brief summary of how the Company determines executive compensation for the NEOs;
2.	Overview of Compensation Framework, which reviews in greater detail overall considerations in determining executive pay, as well as the key elements of 2022 executive compensation at the Company; and
3.	Other Compensation Practices, which apply to our NEOs’ other compensatory arrangements.

Summary of 2022 Compensation Arrangements
Determining the Chief Executive Officer’s Compensation
The compensation of our CEO, John F. Kasel, consists of three major components: base salary, annual cash incentives, and long-term incentives in the form of equity awards. Mr. Kasel was paid a base salary at an annual rate of $550,000 until March 1, at which time his annual salary rate was increased to $577,500.
Mr. Kasel’s 2022 annual cash incentive awards were calculated relative to performance goals established at the beginning of the performance period and as described under the 2022 Annual Plan on page 29. Mr. Kasel’s target annual cash incentive award was established at 100% of his base salary rate as of March 1, 2022. As a result of the Company’s performance in 2022 as further described below. Mr. Kasel earned an annual cash incentive payout under the 2022 Annual Plan of $589,050.
Mr. Kasel’s long-term incentive equity award target for 2022 was $600,000. This award was made a level below market in recognition of Mr. Kasel’s early tenure in the CEO role.
The compensatory arrangements of Mr. Kasel were established based on the guidance of the Company’s executive compensation advisor and after consideration of the market and Comparator Group as more fully described under “Overview of Compensation Framework.”
Determining Compensation for Other Named Executive Officers
Each of our other NEOs, other than Mr. Kasel, is a leader of an individual business or function of the Company, and all report directly to the CEO. The CEO develops the objectives that each individual member of the executive management team is expected to achieve, against which the NEO’s performance is assessed. These objectives are reviewed with the Committee at the beginning of each year and are derived largely from the Company’s annual financial and strategic planning sessions in which the other NEOs participate and the Board reviews. The CEO leads the assessment of each other NEO’s individual performance against these objectives, as well as the Company’s overall performance and the performance of each NEO’s business or function. The CEO then makes a compensation recommendation to the Committee for each NEO in consultation with the Company’s SVP, Human Resources and Administration. The NEOs, including the CEO, do not participate in the final determination of their own compensation.
As discussed above, the Company’s general process involves using proxy statement data from the Comparator Group companies, a compensation survey, and the input of the independent compensation consultant, to determine competitive compensation levels for the NEOs and the other executive officers of the Company. As with the CEO, the NEOs’ compensation consists of three major components: base salary, annual cash incentives, and long-term incentives in the form of equity awards.
Determination of base salaries for the non-CEO NEOs is described further on page 29. Annual cash incentive awards for these NEOs were determined in accordance with the 2022 Annual Plan, as described on page 29 and their long-term incentive equity awards were granted in accordance with the long-term incentive program (the “LTIP”), as described on page 32.
Overview of Compensation Framework
The Company seeks to attract and retain talented and qualified executives through the use of compensation programs that are balanced and competitive. The Committee pursues this goal through its approval of executive officer compensation and, in the case of the CEO, recommending that the Board ratify his compensatory arrangements. The Committee’s executive compensation philosophy is to align compensation with Company performance by rewarding initiative and positive financial and operating results, while being mindful of the current business climate.
The Committee generally aligns executive officer compensation with the Company’s performance in order to drive short-term achievement and create long-term shareholder value. Our compensation program reflects the goals of consistent behavior and balancing short and long-term interests. Due to the Company’s product mix and distinct manufacturing and distribution businesses, our Company does not have true “peers” among publicly-traded companies and, for this reason, the Committee believes that Company-specific performance measures, as opposed to performance goals measured relative to peer company performance, are most appropriate to incentivize management to achieve the business goals of the Company. Further, annual and long-term performance measures include a mix of factors to avoid over-emphasis on any single measure. A significant portion of the executive officers’ potential compensation is variable and earned under incentive plans that are based on the Company’s performance and the value delivered to the Company’s shareholders.
The Use of Market Compensation Data
The Committee’s objective is to pay executives fairly and competitively. Executive pay is measured against the Comparator Group and other market data (described below) to confirm that compensation is within the range of competitive practices.
Each year, to assist in its compensation decisions to determine market rates for overall compensation and each pay component, the Committee reviews market data drawn from the following sources: (i) the compensation practices of the Comparator Group and (ii) survey data compiled and published by independent third-party providers.
As stated above, the Committee does not believe the Company has true “peers” among publicly-traded organizations. Accordingly, the Committee reviews the compensation of certain publicly-traded companies that it believes are most comparable to the Company. The Comparator Group was selected based on the following criteria:
•	Revenues and assets ranging from approximately one-half to double those of the Company;
•	Market capitalization of less than $1.5 billion at the time of review by the Committee;
•	Generally less than 4,000 employees;
•	Lower gross margins and higher asset turnovers, likely indicating a distribution business element; and
•	Industry sector generally composed of materials and industrial companies.
The Committee used the following 17 Comparator Group companies for 2022 executive compensation purposes:
Tredegar Corporation Corporation	Hawkins, Inc.	Orion Group Holdings, Inc.
Ampco-Pittsburgh Corporation	LSI Industries, Inc.	Quanex Building Products Corporation
CIRCOR International, Inc.	Manitex International, Inc.	Insteel Industries, Inc.
Columbus McKinnon Corporation	NN, Inc.	Ascent Industries
Newpark Resources, Inc.	Haynes International, Inc.	Twin Disc, Incorporated
The Gorman-Rupp Company	Northwest Pipe Company
Role of the Compensation Committee in Establishing Objectives
The Company’s overall executive compensation program is intended to create long-term value by retaining and rewarding outstanding leaders and motivating them to perform at the highest level. Incentives are designed to reward financial and operating performance. After considering the compensation practices of the Comparator Group and the survey data from independent third party providers, the Committee exercises its judgment in making decisions on individual executive compensation components, including the amount and allocation of compensation. The Committee annually reviews and, if appropriate, adjusts these compensation components based on market and business conditions.
The Committee believes that a significant portion of an executive’s compensation should be delivered through performance-based incentive compensation. Each year, the Committee identifies a variety of financial metrics and establishes rigorous annual and three-year performance goals as the basis for motivating and rewarding executives and aligning compensation with the performance of the Company.

If the Company’s performance exceeds our goals and expectations, the incentive plans pay above the targeted level. If the Company’s performance falls below our goals and expectations, the incentive plans pay either below the targeted level, or nothing if threshold performance is not met. The 2022 Annual Plan and the PSU component of the LTIP include payout limits to prevent excessive payments and discourage executives from taking excessive risk with the business that may be contrary to the best interests of the Company and its shareholders. In 2022, potential compensation for current NEOs was allocated among each compensation element as follows (shown on an average basis), including annual awards and any special or retention awards (such as 2022 performance-based stock incentive awards, new hire awards, and promotional awards), and for Mr. Kasel, reflects potential compensation awarded to him in his role as CEO.

John F. Kasel
22.1%
22.1%
55.8%
Fixed Cash Base Salary
Cash Target Annual Incentive Income
Long-Term Target Equity Compensation

All Other NEOs

32.8%
17.9%
49.3%
Fixed Cash Base Salary
Cash Target Annual Incentive Income
Long-Term Target Equity Compensation

Notes:
•	Fixed cash base salary earned in 2022 as disclosed in the Summary Compensation Table on page 39.
•	Annual and long-term incentive percentages are calculated based on salary disclosed in the Summary Compensation Table on page 39, with the annual and long-term incentives reflected at target.
Compensation Elements
Compensation of our NEOs includes base salary, annual cash incentive awards, and long-term equity awards paid under the LTIP. Mr. Kasel’s base salary and other incentive compensation were determined by the Compensation Committee after conferring with its independent compensation consultant, taking into consideration Mr. Kasel’s experience, Comparator Group companies’ practices, the Company’s compensation practices as described above, and the Company’s overall budgeted and forecasted compensation spending plan.

Base Salary and 2022 Salary Increases
Base salaries are reviewed annually and any increases are effective on March 1 for all NEOs. In 2022, base salary increases for each NEO were made according to historic practice after considering each NEO’s performance and reviewing compensation data from the Comparator Group and other similarly-sized organizations included in the survey data from independent third-party providers. With respect to the Comparator Group and the survey, the 50th percentile is targeted. Following the base salary adjustments, the base salaries for all NEOs remained slightly below the 50th percentile of market per the guidance of the Company’s executive compensation advisor, Pay Governance, with the exception of Mr. Lippard who received no base pay increase given his position above market.
NAME	2021 Salary	2022 Salary	50th Percentile of Market
John F. Kasel	$550,000	$577,500	$630,000
William M. Thalman	$340,000	$357,000	$365,000
Patrick J. Guinee	$322,932	$348,767	$350,000
Brian H. Kelly	$297,707	$333,342	$335,000
Gregory W. Lippard	$318,552	$318,552	$305,000
2022 Annual Plan
The 2022 Annual Plan was designed to provide performance-based cash compensation for the performance period of January 1, 2022 through December 31, 2022 and align NEO compensation with the achievement of performance goals that support the Company’s business strategy. The Committee approved the following 2022 performance measures and goals for the awards under the Annual Plan:
•	2022 Corporate and Operating Unit Adjusted EBITDA(1)
•	2022 Corporate and Operating Unit Gross Margin as a Percentage of Sales(2)
•
The 2022 Annual Plan was also subject to a +/- 20% modifier based on the Compensation Committee’s assessment of progress toward achieving the Company’s Strategic Plan, as described in Compensation Elements above.

To determine an NEO’s annual incentive opportunity, base salary is multiplied by a target percentage to obtain a target award. Target percentages for each NEO’s position approximate the market median. For this 2022 Annual Plan, each NEO was assigned the following target opportunity expressed as a percentage of base salary:
Name	Target (as a Percentage of Base Salary)
John F. Kasel	100%
William M. Thalman	55%
Patrick J. Guinee	50%
Brian H. Kelly	50%
Gregory W. Lippard	50%
The table below illustrates the 2022 performance measures and weighting applicable to the 2022 Annual Plan, as assigned to each NEO:
Performance Metric	John F. Kasel	William M. Thalman	Patrick J. Guinee	Brian H. Kelly	Gregory W. Lippard
Corporate Adjusted EBITDA	70%	70%	70%	70%	20%
Corporate Gross Margin as a Percentage of Sales	30%	30%	30%	30%
Operating Unit (Rail) Gross Margin as a Percentage of Sales					30%
Operating Unit (Rail) Adjusted EBITDA					50%

The actual individual payments to NEOs are calculated based on individual NEO target award opportunity multiplied by the actual level of attainment of each performance metric relative to performance goals established at the beginning of the performance period. The 2022 performance goals and payout percentage for each metric are summarized below:
Corporate & Operating Unit Adjusted EBITDA Performance and Payout Ranges
2022 Corporate & Operating Unit (Rail) Adjusted EBITDA as a % of Target Performance Goal	2022 Payout Range
128.6% and over	200%
100%	100%
90.5%	50%
Less than 90.5%	0%
2022 Actual Attainment	2022 Payout as % of Target
Corporate
100.9%	103.3%
Rail
111.3%	139.6%

Corporate and Operating Unit Gross Margin as a Percentage of Sales Performance and Payout Ranges
2022 Gross Margin as a % of Sales Goals	2022 Payout Range
103.7% and above	200%
100%	100%
96.25%	50%
Less than 96.25%	0%
2022 Actual Attainment	2022 Payout as % of Target
Corporate
96.9%	54.7%
Rail
102.0%	153.3%
Corporate Adjusted EBITDA Target and Actual Performance and 2022 Payout
	2022 Target Performance Goal (in millions)*	2022 Actual Performance (in millions)	2022 Payout as a % of Target
Mr. Kasel	$19.5	$19.7	103.3%
Mr. Thalman	$19.5	$19.7	103.3%
Mr. Guinee	$19.5	$19.7	103.3%
Mr. Kelly	$19.5	$19.7	103.3%
Rail Adjusted EBITDA Target and Actual Performance and 2022 Payout
	2022 Target Performance Goal* (in millions)	2022 Actual Performance (in millions)	2022 Payout as a % of Target
Mr. Lippard	$18.1	$20.1	139.6%

Corporate Gross Margin as a Percentage of Sales Target and
Actual Performance and 2022 Payout
	2022 Target Performance Goal*	2022 Actual Performance	2022 Payout as a % of Target
Mr. Kasel	18.9%	18.3%	54.7%
Mr. Thalman	18.9%	18.3%	54.7%
Mr. Guinee	18.9%	18.3%	54.7%
Mr. Kelly	18.9%	18.3%	54.7%
Rail Working Capital as a Percentage of Sales Target and
Actual Performance and 2022 Payout
	2022 Target Performance Goal*	2022 Actual Performance	2022 Payout as a % of Target
Mr. Lippard	19.4%	19.8%	153.3%
*	Targets are adjusted for the divestiture of the Track Components business in August 2022 and excludes acquisitions.
Corporate & Operating Unit Strategic Modifier and Payout
Corporate
Strategic Modifier	Modifier Achieved	Comment
Modifier of + / - 20%	+15%
Considerable progress made in execution of Strategic Plan initiatives, including through acquisitions and divestitures. Aggressive safety performance goals were not achieved, reducing the maximum 20% modifier.

Rail
	Modifier Achieved	Comment
Modifier of + / - 20%	-5%	Safety performance in the Rail group vs. the aggressive goals was a significant factor in not achieving overall Corporate safety objectives.
Impact of the COVID-19 Pandemic on the 2022 Annual Plan
The impact of the COVID-19 pandemic on the business was ongoing through 2022. Although there was some recovery in our businesses, challenges continued with respect to customer demand, labor shortages, and changing federal, state, provincial, and local health department and other regulatory orders and requirements, including customer and supplier protocols, in order to maintain operations. Management continued appropriate actions to continue operations while adjusting safety measures to protect the health of its employees where appropriate.
Actual cash incentive awards earned and paid to the NEOs under the 2022 Annual Plan are included in the Summary Compensation Table on page 39.
The 2022 Annual Plan results were calculated as set forth below for Messrs. Kasel, Thalman, Guinee, and Kelly:
2022 Plan Metric	2022 Payout as a % of Target	2022 Plan Component Weighting	Weighted 2022 Payout as a % of Target
Corporate Adjusted EBITDA	103.3%	70%	72.3%
Corporate Gross Margin as a % of Sales	54.7%	30%	16.4%
Total 2022 Payout as a % of Target	88.7%	x1.15	102%

The 2022 Annual Plan results were calculated as set forth below for Mr. Lippard:
2021 Plan Metric	2022 Payout as a % of Target	2022 Plan Component Weighting	Weighted 2021 Payout as a % of Target
Operating Unit (Rail) Adjusted EBITDA	139.6%	50%	69.8%
Rail Gross Margin as a % of Sales	153.3%	30%	46.0%
Corporate Adjusted EBITDA	103.3%	20%	20.7%
Total 2022 Payout as a % of Target	136.5%	x.95	129.6%
Long-Term Incentive Plan
2022 Long-Term Incentive Awards
The LTIP provides (i) NEOs with an incentive to remain with the Company, (ii) a means for NEOs to build ownership in the Company, and (iii) alignment with the value of NEOs’ awards and the Company’s long-term financial performance. In 2022, the Committee approved annual grants of equity to each NEO, consisting of two components: time-vested restricted stock and PSUs.
For each NEO, 34% of the target long-term incentive value was granted in the form of time-vested restricted stock, which vests ratably in one-third installments over a three-year period from grant. The average closing price per share of the Company’s common stock during the first 15 calendar days of February 2022 was used to determine the number of shares granted to each NEO. The Committee believes that restricted stock awards recognize the cyclicality of the Company’s markets, promote executive retention and build ownership in the Company. Restricted stock also aligns our NEOs’ compensation and Company performance by conditioning a portion of the incentive opportunity upon appreciation of share value.
The remaining 66% of an NEO’s target long-term incentive award for 2022 was granted in the form of PSUs, with the number of units determined in the same manner as the portion granted in restricted stock for each NEO, including the CEO.
The PSUs have a performance period of January 1, 2022 through December 31, 2024, and will be paid in shares of the Company’s common stock and earned, if at all, based on the Company’s achievement of two equally-weighted performance goals of (i) Average ROIC(3), calculated with reference to the ROIC percentages for each calendar year in the performance period; and (ii) Adjusted EBITDA(1) measured over a three-year performance period with targets established at the beginning of the three-year period in a manner that requires Company growth and profitability. The PSUs are designed to align compensation and Company performance by making our NEOs’ long-term incentive compensation over a three-year performance period contingent upon the Company’s 2022-2024 Average ROIC and Adjusted EBITDA.
In 2022, the Committee approved the following target long-term incentive values for each NEO, to be allocated between restricted stock awards and PSUs:
Name	Target ($)
John F. Kasel	$600,000
William M. Thalman	$300,000
Patrick J. Guinee	$275,000
Brian H. Kelly	$250,000
Gregory W. Lippard	$200,000

Based on these target values, the NEOs were awarded the following restricted shares and PSUs:
Name	Restricted Shares	2022-2024 PSUs (at Target)
John F. Kasel	13,812	26,812
William M. Thalman	6,906	13,406
Patrick J. Guinee	6,330	12,288
Brian H. Kelly	5,755	11,172
Gregory W. Lippard	4,604	8,938
The number of PSUs which may be earned at the end of each annual period in the 2022-2024 three-year performance period will be determined in accordance with the following formula, with performance evaluated at the end of each annual period and shares earned at a rate of 20% in the first year, 30% in the second year, and 50% in the third year, with any shares earned in such period to vest and settle at the end of the three-year performance period:
(PSUs awarded (at target) x Average ROIC Percent of PSUs Earned x 0.50) + (PSUs awarded (at target) x
Adjusted EBITDA Percent of PSUs Earned x 0.50) = Total Earned PSUs
Average ROIC*
2022 Average ROIC Achievement Levels and Payout Percentages for First Tranche of 2022-2024 PSU Award
	ROIC Achieved	% of Target Achieved	Weighing	% of Achievement
All NEOs	7.3%	114.3%	x.50	57.15%
ROIC Targets and Payout Table for 2022
2022
200%	9.1%
100%	7.0%
25%	4.9%
*	With respect to the two remaining (2023 and 2024) annual tranches, the ROIC targets are confidential and will be disclosed after the end of each applicable annual performance period.
Adjusted EBITDA*
2022 Adjusted EBITDA Achievement Levels and Payout Percentages for First Tranche of 2022-2024 PSU Award
	EBITDA Achieved	% of Target Achieved	Weighing	% of Achievement
All NEOs	$20.5	73.5%	x.50	36.75%
EBITDA Targets and Payout Table for 2022
2022
200%	$27,807,000
100%	$21,390,000
35%	$19,251,000
*	With respect to the two remaining (2023 and 2024) annual tranches, the Adjusted EBITDA targets are confidential and will be disclosed after the end of each applicable annual performance period.
PSUs Earned in 2022 Under the 2022-2024 LTIP
John F. Kasel		5,035
William M. Thalman	57.15% ROIC + 36.75% EBITDA=93.90% Achievement	2,518
Patrick J. Guinee	93.90% x 20% = 18.78% of PSUs Awarded and Banked	2,308
Brian H. Kelly		2,098
Gregory W. Lippard		1,678

For more information regarding the 2022 PSU and restricted stock awards granted to our NEOs, please see the Summary Compensation Table and Grants of Plan-Based Awards in 2022. Straight line interpolation is used to calculate results that fall between levels in the tables above.
2020-2022 Performance Share Unit Awards
The performance goals applicable to the PSU awards granted to our NEOs in 2020 were equally weighted as Average Corporate ROIC(4) and Cumulative Adjusted EBITDA(5) and were measured over a performance period of January 1, 2020 through December 31, 2022. The formulas applicable to each of the Corporate ROIC and Cumulative Adjusted EBITDA metrics are described on pages 30-32 of our proxy statement filed on April 15, 2021.
Actual Average Corporate ROIC achievement for the 2020-2022 performance period was derived by averaging the actual ROIC in fiscal years 2020, 2021, and 2022 (9.1%, 4.7%, and 6.8% respectively). The average ROIC over the 2020-2022 performance period was below the minimum threshold at 6.9%, which resulted in no payout of PSUs earned as to this metric. The Cumulative Adjusted EBITDA achievement for the 2020-2022 performance period was $141 million, which resulted in an achievement level of 0% of PSUs earned for this metric based on a Cumulative Adjusted EBITDA target of $157.3 million. With equally weighted metrics, the overall payout for the 2020-2022 PSU award was 0% of target.
Strategy Transformation Program Awards
In June, 2022, a special, one-time PSU award (the “Special PSUs”) program was approved with respect to the Strategy Transformation Program under the 2022 Plan, which awards were designed to achieve execution against the Company’s new strategic playbook announced in November 2021 to drive shareholder value. The grants of these Special PSUs were based, in part, on input from Pay Governance, the Compensation Committee’s independent compensation consultant. The vesting of the Special PSUs is tied equally (50%/50%) to the achievement of EBITDA margin(6) and Company stock price goals and payouts may be earned, if at all, based on achievement of goals during the fourth year of a four-year period. Achievement of the stock price goal is determined by the highest average stock price reached for any consecutive twenty (20) days at the closing price for Company common stock on the Nasdaq Stock Exchange during that fourth year of the Performance Period.
Targets for the Special PSUs to be achieved in the fourth year of the plan (2025) are as follows:
EBITDA Margin*			Stock Price
	Achievement	Payout		Achievement	Payout
Target	10%	100%	Target	$40	100%
Minimum Threshold	9%	25%	Minimum Threshold	$30	25%
*	With respect to the EBITDA Margin, the dollar targets are confidential and will be disclosed after the end of the performance period.
The NEOs were awarded the following target Special PSUs values:
Name	Target ($)
John F. Kasel	$1,000,000
William M. Thalman	$300,000
Patrick J. Guinee	$275,000
Brian H. Kelly	$250,000
Gregory W. Lippard	$200,000

Based on these target values, the NEOs were awarded the following Special PSUs:
Name	EBITDA Margin Special PSUs	Stock Price Special PSUs
John F. Kasel	33,853	33,852
William M. Thalman	10,156	10,155
Patrick J. Guinee	9,310	9,309
Brian H. Kelly	8,463	8,463
Gregory W. Lippard	6,771	6,770
Other Compensation Practices
Retirement Plans
The NEOs participate in the Company’s 401(k) and Profit Sharing Plan (“401(k) Plan”), a defined contribution retirement plan, qualifying under Section 401(k) of the Code, which is available to a broad segment of the Company’s employees. The Company’s contributions for 2022 to the 401(k) Plan with respect to our NEOs are included in the Summary Compensation Table (see page 39). There were no discretionary profit-sharing contributions made under the 401(k) Plan for 2022.
The Company also maintains a Supplemental Executive Retirement Plan (the “SERP”) under which executive officers may accrue benefits unavailable under the 401(k) Plan because of Internal Revenue Code (the “Code”) limitations. These benefits are also included in the Summary Compensation Table and 2022 Non-Qualified Deferred Compensation table (see pages 39 and 43, respectively).
The Company maintains these retirement plans for retention purposes and to provide a competitive opportunity for the Company’s employees to obtain a secure retirement.
Anti-Hedging and Anti-Pledging Policy
The Company’s Anti-Hedging and Anti-Pledging Policy is explained on page 22 above.
No Employment Agreements
The Company does not currently provide its NEOs with formal employment agreements.
Separation Plan and Change-In-Control Arrangements
The Separation Plan provides severance in the event of a change-in-control of the Company combined with a qualifying termination of each currently-employed NEO’s employment. The Committee believes that providing severance in these situations is beneficial to shareholders so that executives may remain unbiased when evaluating a transaction that may be beneficial to shareholders, yet could negatively impact their continued employment with the Company. In the event a participant experiences a qualifying employment termination in connection with a change-in-control of the Company, such participant is entitled to receive the participant’s base salary plus their target annual bonus multiplied by a “Benefit Factor” (subject to execution (and non-revocation) of a release of claims and compliance with confidentiality and one-year non-compete and customer and employee non-solicit obligations).
The participants’ Benefit Factors are as follows:
Benefit Factor
CEO and Senior Vice Presidents	2
Vice Presidents	1
Subject to compliance with the obligations in the release, a participant also will be paid $15,000 for outplacement services, and provided medical, dental, and vision insurance for up to 18 months post-employment. A participant will not be entitled to these payments and benefits under the Separation Plan, unless both: (i) a change-in-control has occurred; and (ii) the participant’s employment has been terminated (involuntarily without “cause” or for “good reason”).

Our PSUs and restricted stock award agreements also include change-in-control provisions. In the event of a change-in-control, the Committee may, in its discretion, determine that PSU awards are deemed earned at a target award level on a pro-rated basis (generally based on the number of months elapsed during the applicable performance period prior to the change-in-control). For restricted stock awards, such awards will only vest if an executive experiences a qualifying termination of employment in connection with a change-in-control (double trigger).
Any payment to a participant that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code will cause the payment to be reduced to an amount, which maximizes the aggregate present value of the payment, without causing any payment to be subject to the limitation of deduction under Section 280G. See pages 47-48 for estimates on the benefits certain NEOs would have received if such person was terminated on December 31, 2022, in connection with a change-in-control.
Stock Ownership Policy
The Company’s Stock Ownership Policy requires our CEO to own stock valued at least 5 times his salary. Senior Vice Presidents are required to own stock valued at least 2.5 times their respective salaries, and Vice Presidents are required to own stock valued at least 1.5 times their respective salaries. The Stock Ownership Policy requires executives to retain 100% of the shares that are earned or that vest (net of tax) at any time while the value of current holdings is below the target requirement. Shares that count toward the requirement include unvested restricted shares, shares acquired through employee benefit plans, and shares held outright by the executive. In cases of hardship, the CEO may recommend to the Committee, and the Committee may grant the executive, permission to sell shares even if the Policy requirement has not been met. The Committee believes that such ownership requirements will discourage executives from taking any excessive long-term risks.
Right of Recovery (Clawback)
The Company has adopted a policy regarding the Committee’s authority to adjust or recover annual incentive or PSU and Special PSU payments or other awards if the Committee finds certain recipients of such awards culpable in connection with an accounting restatement due to material non-compliance with financial reporting requirements.
Other Corporate Plans
The Company also provides certain executive officers with life and long-term disability programs. The incremental cost to the Company of our NEOs’ benefits provided under these programs is included in the Summary Compensation Table (see page 39) for each applicable NEO.
The Company also provides limited perquisites to the NEOs, which may include car allowances or use of a leased car, financial planning services, and membership in athletic or social clubs. The Company’s incremental costs for these perquisites are included in the Summary Compensation Table.

Definitions of Footnoted Financial Incentive Measures
1.
2022 Adjusted EBITDA: shall mean with respect to the Company, (a) income from continuing operations; (b) plus income tax expense; (c) plus interest expense; (d) minus interest income; (e) plus depreciation expense; (f) plus amortization expense; (g) plus or minus approved adjustments.

2.
2022 Gross Margin as a Percentage of Sales: shall mean with respect to the Company or an Operating Unit, for the Fiscal Year, (a) gross profit; divided by (b) total net sales; plus or minus approved adjustments.

3.
2022 PSU Return on Invested Capital (ROIC): for a period means, with respect to any calendar year: (A) pre-tax earnings from continuing operations before interest income and interest expense and amortization charges, divided by (B) an average of month-end total assets less the sum of cash, marketable securities and non-interest bearing current liabilities, determined in accordance with generally accepted accounting principles. ROIC shall be expressed as a percentage (%) and calculated annually for the Company for each calendar year in the Performance Period; including the impact from any approved adjustments. The Average ROIC for the performance period shall be calculated by aggregating the ROIC percentages as calculated for each year and dividing by three (3). The ROIC shall be rounded to the nearest tenth of a percent.

4.
2020-2022 Average Corporate ROIC: means, with respect to any calendar year: (i) pre-tax earnings from continuing operations before interest income and interest expense and amortization charges, divided by (ii) an average of month end total assets less the sum of cash, marketable securities, and non-interest bearing current liabilities, determined in accordance with generally accepted accounting principles. ROIC will be calculated with regard to: (a) effects of changes in accounting or tax law, (b) divestitures of properties, businesses, investments, equity in affiliates or held for sale discontinued operations and the costs associated with these actions, (c) costs of any acquisition or potential acquisition, purchase accounting and other non-operating results of an acquisition completed during the period, and (d) any significant or non-recurring item(s).

ROIC will be expressed as a percentage (%) and calculated annually for the Company for each calendar year in the three-year performance period. The Average ROIC for the three-year performance period will be calculated by aggregating ROIC percentages as calculated for each year and dividing by three (3), rounded to the nearest tenth of a percentage.
5.
2020-2022 Cumulative Adjusted EBITDA: means, with respect to the Company, (i) income from continuing operations; (ii) plus income tax expense; (iii) plus interest expense; (iv) minus interest income; (v) plus depreciation expense; (vi) plus amortization expense; and with regard to: (a) effects of changes in accounting or tax law, (b) divestitures of properties, businesses, investments, equity in affiliates or held for sale discontinued operations and the costs associated with these actions, (c) costs of any acquisition or potential acquisition, purchase accounting and other non-operating results of an acquisition completed during the period, and (d) any significant or non-recurring item(s).

Adjusted EBITDA is calculated each year of the three-year plan period. The sum of the three years adjusted EBITDA is the Cumulative Adjusted EBITDA result that is measured against the Cumulative EBITDA target. Cumulative EBITDA targets are derived using a growth rate that results in increasing profit necessary year over year to attain the goal.
6.
Special PSUs EBITDA Margin: means EBITDA ((a) income from continuing operations; (b) plus income tax expense; (c) plus interest expense; (d) minus interest income; (e) plus depreciation expense; (f) plus amortization) expense divided by net sales for the fiscal year ending December 31, 2025.

Included in this Compensation Discussion and Analysis are certain non-GAAP financial measures that management and the Board use to measure the Company’s performance for incentive compensation purposes. Management and the Board believe that these measures, considered along with the corresponding GAAP measures, provide management and investors with useful information in understanding our operating results and related incentive compensation programs, as well as in measuring our operating results against the operating results of other companies.

COMPENSATION COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate other Company filings, including this Proxy Statement, the following Report of the Compensation Committee does not constitute soliciting material and shall not be incorporated by reference into any such filings.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on this review and discussion, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE
John E. Kunz, Chair
Dirk Jungé
Raymond T. Betler

SUMMARY COMPENSATION TABLE – 2022, 2021, 2020
The following table sets forth information regarding compensation of the Company’s NEOs for the years 2020, 2021 and 2022:
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
John F. Kasel President and CEO	2022	$572,917	—	$1,484,515	$589,050	$88,539(3)	$2,735,021
	2021	$489,956	—	$667,892	$314,386	$87,755	$1,559,989
	2020	$441,461	$26,488	$396,017	$152,569	$74,829	$1,091,364

William M. Thalman SVP and Chief Financial Officer	2022	$354,167	—	$570,145	$200,277	$35,300(4)	$1,159,889
	2021	$283,333	—	$591,962	$149,600	$26,617	$1,051,513

Patrick J. Guinee SVP, General Counsel and Corporate Secretary	2022	$344,461	—	$522,620	$177,871	$48,242(5)	$1,093,194
	2021	$322,932	—	$333,874	$129,172	$45,827	$831,805
	2020	$324,278	$14,532	$227,700	$83,704	$47,356	$697,570

Brian H. Kelly, SVP, HR and Administration	2022	$327,478	—	$475,113	$170,050	$50,972(6)	$1,023,613
	2021	$297,707	—	$287,770	$119,083	$64,502	$769,062
	2020	$299,196	$13,396	$227,700	$77,166	$59,719	$677,177

Gregory W. Lippard SVP, Rail	2022	$318,552	—	$380,111	$206,422	$45,687(7)	$950,772
	2021	$313,725	—	$255,378	$125,748	$50,702	$745,554
	2020	$291,041	$11,611	$198,017	$78,306	$46,203	$625,178
(1)
For 2022, the amounts represent the aggregate grant date fair value of the 2022-2024 LTIP awards computed in accordance with FASB ASC Topic 718 (ASC 718) (excluding the effect of estimated forfeitures). This grant consists of a combination of restricted stock and PSUs. For a discussion of valuation assumptions, see Note 15 of the Company’s 2022 Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. The 2022 amounts listed in this table use the closing price of Company stock on February 17, 2022, of $15.36 and for the PSUs, the amounts are based on target performance. Maximum opportunity for PSUs is $823,665 for Mr. Kasel; $411,832 for Mr. Thalman; $377,487 for Mr. Guinee; $343,173 for Mr. Kelly; and $274,575 for Mr. Lippard. This also reflects the grant date fair value of the 2022-2025 Strategy Transformation Plan Special PSUs using the Monte Carlo valuation model value of $12.71 per share. The grant date fair value of that award is $860,531 for Mr. Kasel; $258,153 for Mr. Thalman; $236,647 for Mr. Guinee; $215,129 for Mr. Kelly; and $172,106 for Mr. Lippard.

For 2021 awards, the reported 2021 Stock Award values were adjusted downward to reflect an alternative valuation of the 2021-2026 Performance Based Stock Award Retention Program. The initial values were reported using the Grant Date Fair Value of $17.07 per share. The values were overstated as the Monte Carlo valuation model grant date value is $13.80 per share. Each NEO’s 2021 Performance-Based Stock Award was overstated by $10,916.
(2)	Amounts represent cash awards paid under the 2022 Executive Annual Incentive Compensation Plan. For further information, please see pages 29-32.
(3)
For Mr. Kasel, the 2022 amount includes: a 401(k) Company match of $12,200; a SERP contribution of $23,292; an auto allowance of $12,000; Company-paid life insurance premium; Company-paid long-term disability premium; club membership of $22,338; and $15,155 for financial planning services.

(4)
For Mr. Thalman, the 2022 amount includes: a 401(k) Company match of $11,324; a SERP contribution of $7,951; an auto allowance of $12,000; Company-paid life insurance premium; and Company-paid long-term disability premium.

(5)
For Mr. Guinee, the 2022 amount includes: a 401(k) Company match of $11,892; a SERP contribution of $6,745; an auto allowance of $12,000; Company-paid life insurance premium; Company-paid long-term disability premium; and $15,155 for financial planning services.

(6)
For Mr. Kelly, the 2022, amount includes: a 401(k) Company match of $9,286; a SERP contribution of $5,662; an auto allowance of $12,000; Company-paid life insurance premium; Company-paid long-term disability premium; and financial planning services of $15,155.

(7)
For Mr. Lippard, the 2022, amount includes: a 401(k) Company match of $11,874; a SERP contribution of $5,572; an auto allowance of $12,000; Company-paid life insurance premium; Company-paid long-term disability premium; and club membership of $13,793.

GRANTS OF PLAN-BASED AWARDS IN 2022
The following table provides information on 2022 Non-Equity and Equity Incentive Plan Awards:
NEO	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John F. Kasel	—	288,750	577,500	1,155,000	—	—	—	—	—
	2/17/2022	—	—	—	8,044	26,812	53,624	—	411,832
	2/17/2022	—	—	—	—	—	—	13,812	212,152
	6/2/2022				16,926	67,705			860,531

William M. Thalman	—	98,175	196,350	392,700	—	—	—	—	—
	2/17/2022	—	—	—	4,022	13,406	26,812	—	205,916
	2/17/2022	—	—	—	—	—	—	6,906	106,076
	6/2/2022				5,078	20,311			258,153

Patrick J. Guinee	—	87,192	174,384	348,767	—	—	—	—	—
	2/17/2022	—	—	—	3,686	12,288	24,576	—	188,744
	2/17/2022	—	—	—	—	—	—	6,330	97,229
	6/2/2022				4,655	18,619			236,647

Brian H. Kelly	—	83,358	166,716	333,432	—	—	—	—	—
	2/17/2022	—	—	—	3,351	11,171	22,342	—	171,587
	2/17/20222	—	—	—	—	—	—	6,100	93,696
	6/2/2022				4,232	16,926			215,129

Greg Lippard	—	79,638	159,276	318,552	—	—	—	—	—
	2/17/2022	—	—	—	2,681	8,938	17,876	—	137,288
	2/17/2022	—	—	—	—	—	—	4,604	70,717
	6/2/2022				3,385	13,541			172,106
(1)
These grants reflect awards issued under the Annual Plan in 2022 as discussed on pages 29-32. Amounts actually paid under this plan to NEOs for 2022 are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)
These grants reflect awards of PSUs granted under the LTIP and the Company’s 2006 Omnibus Incentive Plan, as amended and restated, for 2022 as discussed on pages 32-35. This also includes the Special PSUs and the 2022 – 2025 Strategy Transformation Plan stock award granted on June 2, 2022. Total calculated using the Monte Carlo valuation value of $12.71 per share.

(3)
This column includes restricted stock awards under the LTIP and the Company’s 2006 Omnibus Incentive Plan, as amended and restated, for 2022 as discussed on pages 32-35. The fair market value for these shares on the grant date of February 17, 2022 was $15.36, the closing price on that day.

(4)
Reflects grant date fair value of PSU and restricted stock awards determined in accordance with ASC 718. For a discussion of the valuation assumptions, see Note 15 of the Company’s Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for a description of our plans and other compensatory arrangements with our NEOs that are reported in the Summary Compensation Table and Grants of Plan-Based Awards Table.

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR-END
Our NEOs held no outstanding stock options at fiscal year-end. The following table sets forth information regarding unvested stock awards held by the NEOs as of December 31, 2022:
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
John F. Kasel	29,544	$285,986	116,320	$1,091,107
William M. Thalman	23,274	$225,292	45,579	$417,235
Patrick J. Guinee	13,932	$134,862	42,992	$392,582
Brian H. Kelly	12,517	$121,165	37,942	$344,232
Gregory W. Lippard	10,338	$100,072	32,178	$289,071
(1)
This column includes unvested restricted stock awards granted under the LTIP in 2020, 2021, and 2022, a new hire grant for Mr. Thalman in 2021, and a promotional grant for Mr. Kasel in 2021. The vesting schedule of the restricted stock awards is described below:

Name	Grant Date	Vesting Date	Unvested Restricted Stock
2020 Restricted Stock Awards:
John F. Kasel	2/20/2020	3-year graded vesting; vests 33 1/3% per year over 3-year period	2,512
Patrick J. Guinee	2/20/2020	3-year graded vesting; vests 33 1/3% per year over 3-year period	1,444
Brian H. Kelly	2/20/2020	3-year graded vesting; vests 33 1/3% per year over 3-year period	1,444
Gregory W. Lippard	2/20/2020	3-year graded vesting; vests 33 1/3% per year over 3-year period	1,256
2021 Restricted Stock Awards:
John F. Kasel	2/26/2021	3-year graded vesting; vests 33 1/3% per year over 3-year period	6,160
John F. Kasel	7/21/2021	3-year graded vesting; vests 33 1/3% per year over 3-year period	2,025
William M. Thalman	3/01/2021	3-year graded vesting; vests 33 1/3% per year over 3-year period	3,850
William M. Thalman	3/01/2021	3-year graded vesting; vests 33 1/3% per year over 3-year period	10,000
Patrick J. Guinee	2/26/2021	3-year graded vesting; vests 33 1/3% per year over 3-year period	3,850
Brian H. Kelly	2/26/2021	3-year graded vesting; vests 33 1/3% per year over 3-year period	3,220
Gregory W. Lippard	2/26/2021	3-year graded vesting; vests 33 1/3% per year over 3-year period	2,800
2022 Restricted Stock Awards:
John F. Kasel	2/17/2022	3-year graded vesting; vests 33 1/3% per year over 3-year period	13,812
William M. Thalman	2/17/2022	3-year graded vesting; vests 33 1/3% per year over 3-year period	6,906
Patrick J. Guinee	2/17/2022	3-year graded vesting; vests 33 1/3% per year over 3-year period	6,330
Brian H. Kelly	2/17/2022	3-year graded vesting; vests 33 1/3% per year over 3-year period	5,755
Gregory W. Lippard	2/17/2022	3-year graded vesting; vests 33 1/3% per year over 3-year period	4,604
This column also includes the first tranche of the 2022 PSUs earned for the first annual period (January 1, 2022 through December 31, 2022) of the 2022-2024 performance period upon certification of the performance results for such period on February 14, 2023. The performance attainment for the Average ROIC metric was 114.3% and the attainment for the Adjusted EBITDA metric was 73.5%, resulting in participants earning 93.9% of target for the first annual period. The earned PSUs remain subject to service conditions and will vest and settle in the first quarter of 2025 upon final certification of results at the end of the full three-year performance period.

The performance conditions applicable to the 2020-2022 LTIP PSU awards were not achieved and accordingly there was no payout thereunder and no amounts are included in this table.
Name	Grant Date	Vesting Date	Unvested Restricted Stock
2022-2024 Performance Share Unit Awards:
John F. Kasel	2/17/2022	PSUs vest in February 2025 upon final certification of results.	5,035
William M. Thalman	2/17/2022	PSUs vest in February 2025 upon final certification of results.	2,518
Patrick J. Guinee	2/17/2022	PSUs vest in February 2025 upon final certification of results.	2,308
Brian H. Kelly	2/17/2022	PSUs vest in February 2025 upon final certification of results.	2,098
Gregory W. Lippard	2/17/2022	PSUs vest in February 2025 upon final certification of results.	1,678
(2)	For Restricted Stock, PSUs, Special PSUs, and Performance-Based Stock Awards (“PBSAs”), values are based on the Company’s December 30, 2022 closing price of $9.68 per share.
(3)	This column reflects the number of unvested 2021 and 2022 PSU awards, 2021 PBSAs, and 2022 Special PSUs for which the performance conditions had not been satisfied as of December 31, 2022.
(3a)
the 2021-2023 LTIP PSU awards were granted on February 26, 2021, and Mr. Kasel’s promotional award was granted on July 21, 2021. Assuming the achievement of the underlying performance conditions, these PSU awards will be settled and paid in shares of the Company’s common stock in the calendar year immediately following the end of the performance period on a date determined in the Compensation Committee’s discretion, but in no event later than March 15, 2024. The number of shares included for these awards assumes target performance and includes as follows: Mr. Kasel 23,832 shares; Mr. Thalman 11,210 shares; Mr. Guinee 11,210 shares, Mr. Kelly 9,376 shares; and Mr. Lippard 8,154 shares. The expected performance attainment for the ROIC portion of this grant as of December 31, 2022 is 0%, the expected attainment of the Cumulative Adjusted EBITDA portion of this grant is 0%.

(3b)
the 2022-2024 LTIP PSU awards were granted on February 17, 2022. These PSUs may be earned based on annual achievement of the underlying performance metrics during each of the three years of the performance period, but such earned PSUs remain subject to service conditions and will vest and settle in the first quarter of 2025 upon final certification of results at the end of the full three-year performance period. PSUs earned for the first annal period are included in footnote (1) above. The number of shares included for these awards assumes target performance for 2023 and 2024 and includes as follows: Mr. Kasel 21,450 shares; Mr. Thalman 10,725 shares; Mr. Guinee 9,830 shares, Mr. Kelly 8,937 shares; and Mr. Lippard 7,150 shares. The expected performance attainment for the ROIC portion of this grant as of December 31, 2022 is 94.7%, the expected attainment of the Cumulative Adjusted EBITDA portion of this grant is 102.9%.

(3c)
the 2021 PBSAs were granted on March 1, 2021. Assuming achievement of the underlying performance conditions, PSU awards will be settled and be paid in shares of the Company’s common stock on the third anniversary of the award. The number of shares included for these awards assumes target performance and includes as follows: 3,333 shares each for Messrs. Kasel, Thalman, Guinee, Kelly, and Lippard. The expected performance attainment of this grant is 81.4%.

(3d)
the 2022-2025 Special PSUs were granted on June 2, 2022. The number of shares included for these awards assumes target performance and includes as follows: Mr. Kasel 67,705 shares; Mr. Thalman 20,311 shares; Mr. Guinee 18,619 shares; Mr. Kelly 16,926 shares; and Mr. Lippard 13,541 shares. The expected performance attainment for the EBITDA portion of this grant is 100%, and the expected attainment of the stock price portion of this grant is 65.5%.

2022 OPTION EXERCISES AND STOCK VESTED
There were no stock options exercised by our NEOs during 2022. The following table discloses the number of stock awards held by our NEOs that vested during 2022.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John F. Kasel	10,469	$158,875
William M. Thalman	6,925	$102,929
Patrick J. Guinee	5,946	$90,202
Brian H. Kelly	5,631	$85,411
Gregory W. Lippard	4,910	$74,474
(1)
With respect to restricted stock, Mr. Kasel received distributions of 2,511 shares on February 20, 2022 at $15.20 (closing price on February 18, 2022, the last preceding business day) per share, 1,901 shares on February 21, 2022 at $15.20 (closing price on February 18, 2022, the last preceding business day) per share, 4,092 shares on February 26, 2022 at $15.21 (closing price on February 25, 2022, the last preceding business day) per share; Mr. Thalman received distributions of 1,925 shares on February 26, 2022 at $15.21 (closing price on February 25, 2022, the last preceding business day) per share, 5,000 shares on March 1, 2022 at $14.73 (closing price on that day) per share; Mr. Guinee received a distribution of 1,444 shares on February 20, 2022 at $15.20 (closing price on February 18, 2022, the last preceding business day) per share, 1,267 shares on February 21, 2022 at $15.20 (closing price on February 18, 2022, the last preceding business day) per share, 1,925 shares on February 26, 2022 at $15.21 (closing price on February 25, 2022, the last preceding business day) per share; Mr. Kelly received distributions of 1,444 shares on February 20, 2022 at $15.20 (closing price on February 18, 2022, the last preceding business day) per share, 1,267 shares on February 21, 2022 at $15.20 (closing price on February 18, 2022, the last preceding business day) per share, 1,610 shares on February 26, 2022 at $15.21 (closing price on February 25, 2022, the last preceding business day) per share; and Mr. Lippard received a distribution of 1,255 shares on February 20, 2022 at $15.20 (closing price on February 18, 2022, the last preceding business day) per share, 1,109 shares on February 21, 2022 at $15.20 (closing price on February 18, 2022, the last preceding business day) per share, 1,400 shares on February 26, 2022 at $15.21 (closing price on February 25, 2022, the last preceding business day) per share. With respect to the 2019-2021 PSUs which underlying performance conditions were certified by the Compensation Committee of the Board of Directors as having been achieved on February 16, 2022, and the shares were distributed, Mr. Kasel received a distribution of 1,965 shares, Mr. Thalman did not receive a distribution of shares with respect to the 2019-2021 PSUs because he was not employed at the beginning of the performance period, Mr. Guinee received a distribution of 1,310 shares, Mr. Kelly received a distribution of 1,310 shares, and Mr. Lippard received a distribution of 1,146 shares, each at $15.05 (closing price on February 16, 2022, the day that the performance was certified). Please see the Outstanding Equity Awards at 2022 Fiscal Year End table for a discussion of the 2020-2022 PSU awards; those underlying performance conditions were certified by the Compensation Committee of the Board of Directors as having not been achieved and no shares were distributed in 2023.

2022 NON-QUALIFIED DEFERRED COMPENSATION
The following table discloses the contribution, earnings and balances under the Company’s defined contribution plan that provides for the deferred compensation on a non-qualified tax basis:
Name	Registrant Contributions in 2022(1)	Aggregate Earnings in 2022(2)	Aggregate Balance at December 31, 2022(3)
John F. Kasel	$23,292	$7,874	$182,461
William M. Thalman	$7,951	$359	$8,310
Patrick J. Guinee	$6,745	$2,159	$50,021
Brian H. Kelly	$5,662	$2,492	$57,742
Gregory W. Lippard	$5,572	$2,787	$64,588
(1)	Amounts represent 2022 Company contributions to the SERP, which are included in the “All Other Compensation” column of the Summary Compensation table as described on page 39.
(2)
Amounts represent interest earned in 2022. In accordance with the SERP, the Company applies interest to the benefit amount using the calendar year’s rate of return of Fidelity’s Managed Income Portfolio as of December 30, 2022, or a one-year annualized Treasury Bill interest rate as of the last Friday of the year, whichever is higher. For 2022, these rates were 1.25% and 4.51% respectively. The interest rate applied to the benefit in 2021 was 4.51%. The amounts are not included in the Summary Compensation Table as they are not considered to be “above market” or preferential.

(3)
Amounts represent total SERP balance as of December 31, 2022. Amounts also include Company contributions to the SERP which were reported in the Summary Compensation Table for the fiscal years in which the executive was a NEO: $15,161 (2021) and $12,434 (2020) for Mr. Kasel; $5,247 (2021) and $6,774 (2020) for Mr. Guinee; $3,931 (2021) and $5,364 (2020) for Mr. Kelly; and $4,081 (2021) for Mr. Lippard.

Supplemental Executive Retirement Plan (“SERP”)
The SERP is designed primarily for the purpose of providing benefits for a select group of management or highly compensated employees of the Company and its affiliates and is intended to qualify as a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended. The SERP is an unfunded, unsecured obligation of the Company, the benefits of which will be paid from its general assets.
We established the SERP in order to attract and retain persons that we consider to be important to our success by providing benefits that are not restricted by the statutory limitations imposed on tax-qualified retirement plans by the federal income tax laws. Executives and other eligible individuals are participants in the SERP.
The Compensation Committee has reserved the right to terminate a participant’s participation in the SERP at any time. Additionally, if a participant’s employment with the Company or its affiliates is terminated, or if the Compensation Committee, in its sole discretion, determines that a participant will no longer be a participant, the participant’s participation in the SERP (and such person’s right to accrue any benefits thereunder) will terminate.
The benefit provided under the SERP equals the supplemental retirement contributions credited to the participant’s account under the SERP, if any, as adjusted for interest credits. For each year or portion of a year in which a participant participates in the SERP, the participant may be credited with a matching contribution and/or a profit sharing contribution. The matching contribution is the difference, if any, between (a) the matching contribution that would have been made under the 401(k) Plan if the participant had made elective contributions to such plan sufficient to generate the maximum rate of matching contribution available under such plan, without imposition of any statutory limits imposed on tax-qualified retirement plans by the federal income tax laws and (b) the same amount with the imposition of such limits. The profit sharing contribution is the difference, if any, between (a) the profit sharing contribution that would have resulted if the applicable percentage rate had been applied on the participant’s compensation without regard to any statutory limits imposed on tax-qualified retirement plans by the federal income tax laws and (b) the actual profit sharing contribution allocated to the participant under the 401(k) Plan. The interest credit is applied by the Company each December 31 to the amounts credited to each participant’s bookkeeping account at the greater of (a) a one-year annualized treasury bill interest rate as reported for the last Friday of each year, or (b) calendar year’s rate of return of Fidelity’s Managed Income Portfolio as of December 31 of such year.
The balance in a participant’s bookkeeping account generally becomes distributable, in the form of a lump sum, following the six-month anniversary of a participant’s separation from service due to involuntary termination by the Company (other than for cause) or retirement upon attainment of age 65 (or 55 with the Compensation Committee’s approval). Distributions may commence sooner for participants who are not considered “key employees” under the federal income tax laws and/or in the event of a participant’s death or separation from service due to disability, as defined in the SERP. No benefits are payable under the SERP if a participant terminates employment for any reason other than those specified above.
If a participant is discharged by the Company for cause (i.e., conduct that is injurious to the Company, conduct which intentionally violates either the Company’s written policies or the reasonable directives of the Company’s CEO, or the commission of a felony), such participant’s rights to any benefits under the SERP will be forfeited. If the Compensation Committee determines that a participant is engaged in conduct detrimental to the interests of the Company or has used or is using trade secrets or other confidential information gained while employed with the Company, the Compensation Committee may, upon written notice to the participant, suspend or forfeit the participant’s right to any benefit under the SERP.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Change-In-Control
As discussed on page 25 and page 35, the Company has established the Separation Plan in order to retain and motivate its executives to focus on the Company’s successful operation, regardless of any real or perceived threat from a change-in-control. In certain circumstances, the Separation Plan provides for severance payments to our NEOs only upon a qualifying termination of employment in connection with a change-in-control. Certain of our stock and incentive plans and programs, and certain of our retirement plans also include change-in-control provisions or additional benefits upon termination. The following discussion explains the effects of termination, both within and outside of the context of a change-in-control, under the Separation Plan, our stock and incentive plans and programs, and our applicable retirement plans.
The payments and benefits detailed below are in addition to (i) any payments and benefits under our plans or arrangements which are offered or provided generally to all salaried employees on a non-discriminatory basis, and (ii) any accumulated vested benefits for each NEO, including those set forth in the 2022 Non-Qualified Deferred Compensation Table.
Termination of Employment - Outside of a Change-in-Control
Termination Provisions Under Our Equity and Annual Compensation Plans and Programs
We provide equity-based and cash-based long-term incentive awards for executives. Please see the Compensation Discussion and Analysis for further details of these programs.
Under the terms of the PSU Awards, in the event an awardee’s employment is terminated during a performance period by reason of death, disability, or retirement (as defined in the Predecessor Plan) on or after the one-year anniversary of the commencement of the applicable performance period, the awardee will be entitled to receive a pro-rated payment for any PSU, if earned, based on the number of complete months served by the awardee during such performance period (or the number of remaining months in the performance period, if the awardee commenced employment after the start of the applicable performance period).
The Executive Annual Incentive Compensation Plan provides that, in the event an awardee terminates employment prior to the actual payment of an award, such awardee generally will not be entitled to any payment except in the event of termination by reason of death, disability, or retirement (as such terms are defined in the Executive Annual Incentive Compensation Plan), in which case the awardee will be entitled to receive a pro-rated award reflecting the awardee’s service during the applicable performance period, subject to the Committee’s certification of the achievement of applicable performance goals, among other matters.
Termination Provisions Under Our SERP
We maintain various retirement programs, including the SERP. There are no additional benefits provided to our NEOs in the event of a termination of employment prior to a change-in-control. Additionally, an executive is not entitled to benefits under SERP if that executive is terminated for “cause” or if the executive terminates employment with the Company, other than pursuant to a retirement (including an early retirement approved by the Company), death, or disability.
Change-In-Control and/or Related Termination of Employment
Change-In-Control Provisions Under the Executive Annual Incentive Compensation Plan
In the event of a Change-in-Control (as defined in the Annual Plan), an awardee will generally be entitled to receive a lump sum cash payment equal to the pro-rated target bonus for the year in which the Change-in-Control occurs, which will be based on the portion of the year that the awardee was employed by the Company prior to the Change-in-Control. The Compensation Committee may, in its sole discretion, determine that an awardee is not entitled to such payment.

Change-In-Control Provisions Under the Key Employee Separation Plan
Cash severance pay. If a NEO’s employment is terminated during the 90-day period prior to, on, or within two years of a change-in-control, either by the executive for good reason or by the Company other than for cause, death, or disability, the executive will receive, in cash as severance pay (in addition to amounts earned by such NEO through the termination date), an amount equal to the product of: the NEO’s benefit factor (as noted on page 35 of this Proxy Statement) times the sum of (x) and (y) below:
(x)	the NEO’s base salary at the annual rate in effect on the termination date, plus
(y)	his target annual bonus opportunity under the Executive Annual Incentive Compensation Plan for the year in which the termination date occurs.
Continuation of medical and welfare benefits. The NEO will receive the same or equivalent medical, dental, and vision benefits (through the payment of the NEO’s COBRA premiums) received at the date of termination until the earlier to occur of: (i) the NEO reaching the age of 65, (ii) the date the NEO is provided similar benefits by another employer, or (iii) the period to which the NEO is entitled to coverage under COBRA (generally, 18 months).
Outplacement Services. The Company will provide a payment of $15,000 to the NEO to cover outplacement assistant services.
Limitations. To the extent that payments would constitute “excess parachute payments” within the meaning of Section 280G of the Code, such payments will be limited to the maximum amount permitted to be paid without causing any payments to be subject to the limitation of deductions under Section 280G of the Code.
Under the Separation Plan, “Change-In-Control” and “Good Reason” are defined as follows (which definition of “Change-in-Control” is substantially similar as such definition in the Predecessor Plan and the Executive Annual Incentive Compensation Plan):
Change-In-Control - shall mean the first to occur, after the effective date of the Separation Plan, of any of the following:
(i)
any merger, consolidation, or business combination in which the shareholders of the Company immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity;

(ii)	the sale of all or substantially all of the Company’s assets in a single transaction or a series of related transactions;
(iii)
the acquisition of beneficial ownership or control (including, without limitation, power to vote) of a majority of the outstanding common stock of the Company by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act, but excluding the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares); or

(iv)
a contested election of directors, as a result of which or in connection with which the persons who were directors of the Company before such election or their nominees cease to constitute a majority of the Board.

Upon the occurrence of a Change-in-Control as provided above, no subsequent event or condition shall constitute a Change-in-Control for purposes of the Separation Plan, with the result that there can be no more than one Change-in-Control under the Separation Plan.
Good Reason - shall mean the Participant’s separation from service by the Participant as a result of the occurrence, without the Participant’s written consent, of one of the following events:
(i)
A material reduction in the Participant’s annual Base Pay (as defined in the Separation Plan) (unless such reduction relates to an across-the-board reduction similarly affecting Participant and all or substantially all other executives of the Company and its affiliates);

(ii)
The Company makes or causes to be made a material adverse change in the participant’s position, authority, duties, or responsibilities which results in a significant diminution in the participant’s position, authority, duties, or responsibilities, excluding any change made in connection with (A) a reassignment to a new job position, or (B) a termination of participant’s employment with the Company for disability, cause, death, or temporarily as a result of participant’s incapacity or other absence for an extended period;

(iii)
A relocation of the Company’s principal place of business, or of participant’s own office as assigned to participant by the Company to a location that increases participant’s normal work commute by more than 50 miles; or

(iv)	Any other action by the Company that constitutes a material breach of the employment agreement, if any, under which participant’s services are to be performed.
In order for participant to terminate for Good Reason, (A) the Company must be notified by participant in writing within 90 days of the event constituting Good Reason, (B) the event must remain uncorrected by the Company for 30 days following such notice (the “Notice Period”), and (C) such termination must occur within 60 days after the expiration of the Notice Period.
Change-In-Control and Termination Provisions Under Our Equity Compensation Programs
Restricted Stock Grants - Restricted Stock awards generally will accelerate and vest only if both a Change of Control occurs prior to the end of the full vesting period and (i) participant experiences an involuntary separation from service by the Company other than due to (A) cause, (B) death, or (C) disability, or the participant terminates for Good Reason within the 90-day period immediately preceding a Change-in-Control, or (ii) the acquiring entity in a Change of Control does not assume awards into a substantially comparable award.
PSU Awards – In the event of a Change-in-Control (as defined in the Predecessor Plan), the Compensation Committee may, in its sole discretion, deem that awardees have earned their respective PSU awards at a target award level; provided that the awardee will only be entitled to a pro-rated portion of shares relating to such award based on the ratio of the number of complete months an awardee is employed or serves during the applicable performance period through the date of Change-in-Control (or the number of originally scheduled remaining months in the performance period if the awardee becomes an employee after the start of the performance period).
The following tables detail the incremental payments and benefits (above those already disclosed in this Proxy Statement) to which the NEOs would have been entitled under each termination of employment and change-in-control scenario, assuming the triggering event occurred on December 31, 2022:
John F. Kasel	Non-Change-in-Control				Change-in-Control
NEO - Payments and Benefits	By Company without Cause or by Executive for Good Reason	Death	Disability	Retirement	By Company without Cause or by Executive for Good Reason	Without Termination of Employment or Termination for any other Reason
Lump Sum Severance(1)(2)		$589,050	$589,050	$589,050	$2,310,000
Benefits Continuation(3)					$25,810
Equity Awards (Unvested)(4)		$216,442(6)	$71,229(6)	$216,442(6)	$240,308(7)	$71,229(6)
Outplacement Services					$15,000
SERP(5)	$182,461	$182,491	$182,461	$182,461	$182,461
Totals	$182,461	$987,953	842,740	$987,953	$2,773,579	$71,229
William M. Thalman	Non-Change-in-Control				Change-in-Control
NEO - Payments and Benefits	By Company without Cause or by Executive for Good Reason	Death	Disability	Retirement	By Company without Cause or by Executive for Good Reason	Without Termination of Employment or Termination for any other Reason
Lump Sum Severance(1)(2)		$200,277	$200,277	$200,277	$1,106,700
Benefits Continuation(3)					$33,407
Equity Awards (Unvested)(4)		$85,918(6)	$35,615(6)	$85,918(6)	$115,598(7)	$35,615(6)
Outplacement Services					$15,000
SERP(5)	$8,310	$8,310	$8,310	$8,310	$8,310
Totals	$8,310	$294,505	$244,202	$294,505	$1,279,017	$35,615

Patrick J. Guinee	Non-Change-in-Control				Change-in-Control
NEO - Payments and Benefits	By Company without Cause or by Executive for Good Reason	Death	Disability	Retirement	By Company without Cause or by Executive for Good Reason	Without Termination of Employment or Termination for any other Reason
Lump Sum Severance(1)(2)		$177,871	$177,871	$177,871	$1,046,302
Benefits Continuation(3)					$36,807
Equity Awards (Unvested)(4)		$79,560(6)	$32,645(6)	$79,560(6)	$128,470(7)	$32,645(6)
Outplacement Services					$15,000
SERP(5)	$50,021	$50,021	$50,021	$50,021	$50,021
Totals	$50,021	$307,462	$260,537	$307,452	$1,260,121	$32,645
Brian H. Kelly	Non-Change-in-Control				Change-in-Control
NEO - Payments and Benefits	By Company without Cause or by Executive for Good Reason	Death	Disability	Retirement	By Company without Cause or by Executive for Good Reason	Without Termination of Employment or Termination for any other Reason
Lump Sum Severance(1)(2)		$170,050	$170,050	$170,050	$1,000,296
Benefits Continuation(3)					$36,807
Equity Awards (Unvested)(4)		$73,202(6)	$29,677(6)	$73,202(6)	$98,716(7)	$29,677(6)
Outplacement Services					$15,000
SERP(5)	$57,742	$57,742	$57,742	$57,742	$57,742
Totals	$57,742	$300,994	$257,469	$300,994	$1,208,561	$29,677
Gregory W. Lippard	Non-Change-in-Control				Change-in-Control
NEO - Payments and Benefits	By Company without Cause or by Executive for Good Reason	Death	Disability	Retirement	By Company without Cause or by Executive for Good Reason	Without Termination of Employment or Termination for any other Reason
Lump Sum Severance(1)(2)		$206,422	$206,422	$206,422	$955,656
Benefits Continuation(3)					$36,807
Equity Awards (Unvested)(4)		$60,491(6)	$23,745(6)	$60,491(6)	$81,460(7)	$23,745(6)
Outplacement Services					$15,000
SERP(5)	$64,558	$64,558	$64,558	$64,558	$64,558
Totals	$64,558	$331,471	$294,725	$331,471	$1,153,481	$23,745
(1)
Under the Separation Plan, the Lump Sum Cash Payment is the awardee’s benefit factor multiplied by the sum of (i) base salary plus (ii) the awardee’s target bonus under the Executive Annual Incentive Compensation Plan for the year of termination multiplied by the average percentage of target achievement of the past three incentives paid under such Separation Plan. The Separation Plan provides that certain severance payments will be cut back to amounts that do not exceed each named executive officer’s respective safe harbor limit, as defined under the golden parachute rules of Internal Revenue Code Section 280G, however, the amounts reflected in the table show full payout value and assume no cut back.

(2)	The “Lump Sum Severance” amounts under the categories of death, disability and retirement are the payouts related to the Executive Annual Incentive Compensation Plan.
(3)
Under the Separation Plan, these benefits consist of continued medical, dental and vision benefits as described above. Benefits continuation is the cost of COBRA for the Company based on NEO’s benefit elections as of December 31, 2022.

(4)
With respect to Non-Change-in-Control scenarios, the vesting of unvested awards assumes expected attainment of performance metrics. In Change-in-Control scenarios, vesting is per the terms of the underlying awards.

(5)
Payout of the SERP other than for retirement assumes the following: the NEO was terminated due to involuntary termination by the Company (other than for cause), death or disability. A SERP payout would not be made to a NEO that terminated voluntarily for any reason other than a qualified retirement per definition in the Separation Plan.

(6)
This includes PSU award values that would be calculated in the “Non-Change-in-Control” situations of death, disability and retirement. These values represent the pro rata portion of the anticipated award earned at the end of the performance period compared to target based on the number of complete months served by the awardee during the entire performance period.

(7)	Assumes PSUs vesting at target and pro-rated for months elapsed as of December 31, 2022 for the thirty-six month performance period, using the closing price on December 30, 2022 of $9.68.

RATIO OF ANNUAL COMPENSATION FOR THE CEO TO OUR MEDIAN EMPLOYEE
We are required to disclose the ratio of compensation of our principal executive officer (CEO Mr. Kasel, to our median employee’s annual total compensation. The values are as follows for 2022:
Mr. Kasel’s total annual compensation:	$2,735,021
Median Employee total annual compensation:	$71,723
Ratio of Median Employee’s Compensation to Mr. Kasel:	38:1
Consistent with Instruction 2 to Item 402(u) of Regulation S-K, the applicable SEC rule, the Company may identify its median employee for purposes of providing pay ratio disclosure once every three years and calculate and disclose total compensation for that employee each year, provided that, during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our 2020 pay ratio disclosure. The Company has reviewed the change in its employee population and employee compensatory arrangements and, based on that review, determined that here has been no change in our employee population or employee compensatory arrangements that would significantly impact our 2020 pay ratio disclosure and require us to identify a new median employee. As a result, the Company has re-identified the same median employee as it did in its 2020 pay ratio disclosure.
In accordance with the SEC rules, the Company undertook the process of identifying a median employee for the purposes of our 2020 pay ratio disclosure by using our employee population as of December 31, 2020 of 986 employees reflecting a full fiscal and calendar year of compensation, and analyzing 2020 year-end earnings using tax forms W2 (U.S.), T4 (Canada), and P60 (U.K.) for all employees, excluding our CEO. Once we identified our median employee for purposes of this pay ratio disclosure, that employee’s total compensation was calculated using the same methodology required for disclosure of compensation to the CEO in 2022, under the requirements established by the SEC, for the Summary Compensation Table.
The pay ratio reported above is calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. In determining our median employee, we did not use any of the exemptions permitted under SEC rules. Similarly, except as described above, we did not rely on any material assumptions, adjustments (e.g., cost-of-living adjustments), or estimates (e.g., statistical sampling) to identify our median employee or to determine annual total compensation or any elements of annual total compensation for our median employee or the CEO.

PAY VERSUS PERFORMANCE (PVP)
The following table and related disclosures provide information about the relationship between compensation actually paid to our Named Executive Officers (“NEOs”) and certain financial performance metrics of the Company pursuant to an SEC-prescribed methodology, which is different from the SEC-prescribed methodology required for the Summary Compensation Table and related disclosures. The Pay Versus Performance disclosures should not be deemed incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates such disclosure by reference therein.
2022 PAY VERSUS PERFORMANCE
Year	Summary Compensation Table Total for Former PEO(1)	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to Former PEO(1)(2)	Compensation Actually Paid to PEO(1)(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(1)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(1)(2)	Value of Initial Fixed $100 Investment Based On: Total Shareholder Return	Net (Loss) Income (Thousands $)
(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(h)
2022	—	$2,760,749	—	$1,761,087	$1,067,361	$698,618	$64.32	$(45,677)
2021	$2,961,796(3)	$1,559,989(3)	$1,654,005	$1,075,030	$749,589(3)	$527,394	$91.36	$3,471
(1)
Robert P. Bauer served as our principal executive officer (“PEO”) from January 1, 2021 to July 21, 2021 (“Former PEO”) and John F. Kasel served as our PEO from July 21, 2021 to December 31, 2021 and for the full year of 2022. The Non-PEO NEOs (the “Non-PEO NEOs”) reflected in columns (d) and (e) include the following individuals: James M. Kempton (2021), Patrick J. Guinee (2021 and 2022), Brian H. Kelly (2021 and 2022), Gregory W. Lippard (2021 and 2022) and William M. Thalman (2021 and 2022).

(2)
The following amounts were deducted from / added to Summary Compensation Table (“SCT”) total compensation in accordance with the SEC-mandated adjustments to calculate Compensation Actually Paid (“CAP”) to our PEO and Former PEO, and average CAP to our Non-PEO NEOs for 2021 and 2022.

PEO SCT Total to CAP Reconciliation
Fiscal Year	2021	2022
SCT Total	$1,559,989	$2,760,749
- SCT “Stock Awards” column value	$(667,892)	$(1,510,243)
- SCT “Option Awards” column value	$0	$0
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Equity Awards Granted in Fiscal Year	$480,235	$837,653
+/- Year-Over-Year Change in Fair Value of Equity Awards Granted in Prior Fiscal Years That Are Outstanding and Unvested as of the Covered Year-End	$(472,492)	$(485,947)
+ Fair Value at Vesting of Equity Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0
+/- Year-Over-Year Change in Fair Value as of Vesting Date of Equity Awards Granted in Prior Fiscal Years That Vested During Fiscal Year	$175,190	$158,875
- Fair Value as of Prior Fiscal Year-End of Equity Awards Granted in Prior Fiscal Years That Failed to Vest During Fiscal Year	$0	$0
+ Dollar Value of Dividends/Earnings Paid on Equity Awards in the Covered Year	$0	$0
+ Excess Fair Value for Equity Award Modifications	$0	$0
Compensation Actually Paid	$1,075,030	$1,761,087

Former PEO SCT Total to CAP Reconciliation
Fiscal Year	2021	2022
SCT Total	$2,961,796	—
- SCT “Stock Awards” column value	$(929,250)	—
- SCT “Option Awards” column value	$0	—
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Equity Awards Granted in Fiscal Year	$144,801	—
+/- Year-Over-Year Change in Fair Value of Equity Awards Granted in Prior Fiscal Years That Are Outstanding and Unvested as of the Covered Year-End	$(1,157,919)	—
+ Fair Value at Vesting of Equity Awards Granted in Fiscal Year That Vested During Fiscal Year	$259,311	—
+/- Year-Over-Year Change in Fair Value as of Vesting Date of Equity Awards Granted in Prior Fiscal Years That Vested During Fiscal Year	$558,705	—
- Fair Value as of Prior Fiscal Year-End of Equity Awards Granted in Prior Fiscal Years That Failed to Vest During Fiscal Year	$(183,439)	—
+ Dollar Value of Dividends/Earnings Paid on Equity Awards in the Covered Year	$0	$0
+ Excess Fair Value for Equity Award Modifications	$0	$0
Compensation Actually Paid	$1,654,005	—
Non-PEO NEO Average SCT Total to Average CAP Reconciliation
Fiscal Year	2021	2022
SCT Total	$749,589	$1,067,361
- SCT “Stock Awards” column value	$(323,929)	$(497,491)
- SCT “Option Awards” column value	$0	$0
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Equity Awards Granted in Fiscal Year	$215,558	$283,732
+/- Year-Over-Year Change in Fair Value of Equity Awards Granted in Prior Fiscal Years That Are Outstanding and Unvested as of the Covered Year-End	$(176,698)	$(243,007)
+ Fair Value at Vesting of Equity Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0
+/- Year-Over-Year Change in Fair Value as of Vesting Date of Equity Awards Granted in Prior Fiscal Years That Vested During Fiscal Year	$75,441	$88,023
- Fair Value as of Prior Fiscal Year-End of Equity Awards Granted in Prior Fiscal Years That Failed to Vest During Fiscal Year	$(12,567)	$0
+ Dollar Value of Dividends/Earnings Paid on Equity Awards in the Covered Year	$0	$0
+ Excess Fair Value for Equity Award Modifications	$0	$0
Compensation Actually Paid	$527,394	$698,618
(3)
Summary Compensation Table totals differ as compared to the values included in our 2022 Proxy Statement, as the reported 2021 Stock Award amounts have been adjusted to reflect a corrected valuation of the 2021-2026 Performance Based Stock Award Retention Program. The value for each of the Former PEO, the PEO and each Non-PEO was overstated in our 2022 Proxy Statement by $10,916.

Pay Versus Performance Relationship Descriptions
CHARTS OF CAP VERSUS PERFORMANCE METRICS
The chart below illustrates the relationship between the PEO, Former PEO and Non-PEO NEOs’ CAP amounts and the Company’s total shareholder return (“TSR”) during the period 2021-2022.

The chart below illustrates the relationship between the PEO, Former PEO and Non-PEOs’ CAP amounts and the Company’s Net Income during the period 2021-2022.

AUDIT COMMITTEE REPORT
The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.
The Audit Committee of the Board of Directors is composed of independent directors and oversees the Company’s financial reporting process on behalf of the Board. The Audit Committee is responsible for the appointment, compensation, and retention of the Corporation’s independent registered public accountants. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2022. The Audit Committee’s Charter is available on the Company’s website (www.lbfoster.com). The Audit Committee held six meetings during the 2022 fiscal year.
Management is responsible for the Company’s internal controls and for the financial reporting process. With respect to 2022, management advised the Audit Committee that all annual and quarterly financial statements reviewed by the Audit Committee had been prepared in accordance with generally accepted accounting principles.
The Audit Committee met and held discussions with Ernst & Young LLP (“Ernst & Young”) who are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and for issuing a report thereon, regarding the audited financial statements, including a discussion of the quality, not just the acceptability, of the Company’s accounting principles and Ernst & Young’s judgment regarding these matters. The Audit Committee has discussed with the independent registered public accountants the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent registered public accountant’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young its independence. The Audit Committee concluded that Ernst & Young’s independence had not been impaired.
The Audit Committee discussed with the Company’s internal auditor and independent registered public accountants the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee discussed the results of Ernst & Young’s quarterly review procedures with the Company’s CEO, CFO, and Controller and with Ernst & Young prior to the Company’s release of quarterly financial information.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.
AUDIT COMMITTEE
Bruce E. Thompson, Chair
Diane B. Owen
John E. Kunz

ADDITIONAL INFORMATION
Management is not aware, at this time, of any other matters to be presented at the Annual Meeting. If, however, any other matters should come before the meeting or any postponement or adjournment thereof, the proxies will be voted at the discretion of the proxy holders.
If you wish to present a proposal for possible inclusion in our Proxy Statement for the 2024 Annual Meeting of Shareholders pursuant to the SEC’s rules, you must send the proposal to: Patrick J. Guinee, Senior Vice President, General Counsel, and Corporate Secretary, L.B. Foster Company, 415 Holiday Drive, Suite 100, Pittsburgh, PA 15220. Under SEC rules, shareholder proposals submitted for inclusion in our Proxy Statement for the Annual Meeting of Shareholders to be held in 2024 pursuant to Rule 14a-8 of the Exchange Act must conform to the requirements of Rule 14a-8 of the Exchange Act and be received by the Corporate Secretary of the Company on or before December 16, 2023.
Shareholders who wish to bring business before or nominate a person for election as a director at the Company’s 2024 Annual Meeting of Shareholders (other than through a shareholder proposal pursuant to Rule 14a-8 of the Exchange Act) must notify the Corporate Secretary of the Company in writing and provide the information required by the provision of our Bylaws dealing with advanced notice nominations and shareholder proposals. The notice must be delivered to the Corporate Secretary at the principal executive offices of the Company not later than the close of business on the 90th day (February 25, 2024) nor earlier than the close of business on the 120th day (January 26, 2024) prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the 2024 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder, to be timely, must be delivered not earlier than the close of business on the 120th day prior to the 2024 Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to the 2024 Annual Meeting or (ii) the 7th day following the day on which public announcement of the date of such meeting is first made.
In addition to satisfying the foregoing requirements under the Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act (including a statement that such shareholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of director nominees other than L.B. Foster’s nominees), which notice must be postmarked or transmitted electronically to L.B. Foster at its principal executive offices no later than 60 calendar days prior to the anniversary date of the Annual Meeting (for the 2024 Annual Meeting of Shareholders, no later than March 26, 2024). However, if the date of the 2024 Annual Meeting of Shareholders is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2024 Annual Meeting of Shareholders or the 10th calendar day following the day on which public announcement of the date of the 2024 Annual Meeting of Shareholders is first made by the Company.
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 is available to shareholders. A shareholder may obtain a copy of such Annual Report, including the financial statements and the financial statement schedules, free of charge on our website at www.lbfoster.com or by writing to the Investor Relations Department, L.B. Foster Company, 415 Holiday Drive, Suite 100, Pittsburgh, PA 15220 (a copy of any exhibits thereto will be provided upon payment of a reasonable charge limited to our cost of providing such exhibits).
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address with the same last name by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” is intended to provide extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from such shareholders. Once shareholders have received notice from their broker that materials will be sent in the householding manner to the shareholder’s address, householding will continue until otherwise notified or until the shareholder revokes such consent.
If, at any time, shareholders wish to begin, or no longer wish to participate in householding, they should notify their broker if shares are held in a brokerage account. Shareholders of record may request to begin or discontinue householding in the future by contacting our transfer agent, Broadridge, at 1-866-540-7095, by mail to Broadridge; ATTN: Householding Department; 51 Mercedes Way, Edgewood, NY 11717. Upon written or oral request, a separate copy of the Annual Report, Proxy Statement, or Notice of Internet Availability of Proxy Materials, as applicable, will be sent to a shareholder at a shared address to which a single copy of the documents was delivered. Any such request should be addressed to: Investor Relations Dept., L.B. Foster Company, 415 Holiday Drive, Suite 100, Pittsburgh, PA 15220, or may be made by calling the Company at (412) 928-3417.
Pittsburgh, Pennsylvania
April 14, 2023

L.B. FOSTER COMPANY
415 HOLIDAY DRIVE, SUITE 100
PITTSBURGH, PA 15220-2729
ATTN: INVESTOR RELATIONS

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You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

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L.B. FOSTER COMPANY

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Raymond T. Betler
02) Dirk Jungé
03) John F. Kasel
04) John E. Kunz
05) Janet Lee
06) Diane B. Owen
07) Bruce E. Thompson

The Board of Directors recommends you vote FOR proposals 2 and 3 and 1 Year on proposal 4.

	For	Against	Abstain
2. Ratify appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2023.	☐	☐	☐
3. Advisory approval of the compensation paid to the Company's named executive officers for 2022.	☐	☐	☐

NOTE: The proxies are also authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

To attend the virtual meeting, log in to www.virtualshareholdermeeting.com/FSTR2023 where you must enter your control number found on your proxy card, voter instruction form, or Notice of Internet Availability.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2022 Annual Report are available at www.proxyvote.com.

V06319-P87534-Z84426

ANNUAL MEETING OF SHAREHOLDERS
May 25, 2023
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder(s) hereby appoint(s) Raymond T. Betler and John F. Kasel, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of L.B. Foster Company that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:30 AM, Eastern Daylight Time on May 25, 2023, virtually at www.virtualshareholdermeeting.com/FSTR2023, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE SIDE TO THE BOARD OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3 AND "1 YEAR" ON PROPOSAL 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD USING THE ENCLOSED REPLY ENVELOPE